Exhibit 10.1

EXCHANGE AND REDEMPTION AGREEMENT

This Exchange and Redemption Agreement, dated as of August 7, 2013 (this “Agreement”), is by and among Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), ETE Common Holdings, LLC, a Delaware limited liability company (“ETE Holdings” and together with ETE, the “ETE Parties”), and Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”). ETE, ETE Holdings and ETP are sometimes individually referred to herein as a “Party” and collectively referred to herein as the “Parties.” Defined terms used but not defined herein have the meaning given to them in Annex A.

WHEREAS, ETE Holdings is the record holder of 50,226,967 common units (the “Subject Units”) representing limited partner interests of ETP (“ETP Common Units”);

WHEREAS, prior to the Closing (as defined herein), ETE will contribute (the “ETE Unit Contribution”) to ETE Holdings 5,160,000 ETP Common Units (the “Contributed Units”) and, as a result, ETE Holdings will own 55,386,967 ETP Common Units;

WHEREAS, the Parties desire that ETP redeem from ETE Holdings 50,160,000 of the Subject Units (the “Redeemed Units”) in exchange for the issuance by ETP of 50,160,000 Class H Units representing limited partner interests of ETP (“Class H Units”), the terms of which will be set forth in Amendment No. 5 (the “Partnership Agreement Amendment”) to the Second Amended and Restated Agreement of Limited Partnership of ETP in the form attached as Annex B hereto (as amended, the “Partnership Agreement”), upon the terms set forth in this Agreement;

WHEREAS, in connection with the issuance of the Class H Units, ETE Holdings, ETE and ETP will enter into a Unitholders Agreement in the form attached as Annex C hereto (the “Unitholders Agreement”); and

WHEREAS, in connection with the issuance of the Class H Units, ETE Holdings and ETP will enter into a Fifth Amended and Restated Limited Liability Company Agreement of Sunoco Partners LLC, a Delaware limited liability company (“Sunoco GP”), in the form attached as Annex D hereto (the “Amended Sunoco GP LLC Agreement”), and ETE Holdings and ETP will approve and ETP will execute and file a Certificate of Amendment to the Certificate of Organization of Sunoco GP, in a form agreed to by the Parties and necessary to permit the adoption of the Amended Sunoco GP LLC Agreement, with the Department of State of the Commonwealth of Pennsylvania (the “Charter Amendment” and, together with this Agreement, the Unitholders Agreement and the Amended Sunoco GP LLC Agreement, the “Transaction Documents”).

Accordingly, the Parties agree as follows:

ARTICLE I

REDEMPTION OF THE REDEEMED UNITS

Section 1.1 Redemption and Cancellation of the Redeemed Units. Pursuant to the terms of this Agreement, at the Closing (as defined herein), ETP shall redeem all of ETE Holdings’ right, title and interest in and to the Redeemed Units, free and clear of all Liens in exchange for the delivery by ETP of the Class H Units as provided for in Section 1.3. The closing of the redemption of the Redeemed Units hereunder, along with the other transactions contemplated by this Agreement (the “Closing”), shall take place on the first Business Day following the date on which all conditions set forth in Sections 1.4, 1.5 and 1.6 have been met (or waived by the Parties) (other than conditions which can only be satisfied as of the Closing Date, which shall have been met or waived on such date) (the “Closing Date”) at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas, unless otherwise agreed to in writing by the Parties. Immediately after the Closing, ETP shall cancel the Redeemed Units.

Section 1.2 Delivery of Redeemed Units. At the Closing, ETE Holdings shall deliver or cause to be delivered to ETP the Redeemed Units to be redeemed by ETP pursuant to this Agreement, together with such other transfer documents or instruments that may be necessary, or which ETP may reasonably request, in order to deliver to ETP the Redeemed Units, free and clear of all Liens.

Section 1.3 Consideration for Redemption. As consideration for the redemption described in Section 1.1, at the Closing, upon delivery of the Redeemed Units as set forth in Section 1.2, ETP shall issue to ETE Holdings 50,160,000 Class H Units.

Section 1.4 Mutual Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a) no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal; and

(b) there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement.

Section 1.5 Conditions to the ETE Parties’ Obligations. The obligation of the ETE Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the ETE Parties in writing, in whole or in part, to the extent permitted by applicable Law):

(a) ETP shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by ETP on or prior to the Closing Date;

(b) each of the representations and warranties of ETP contained in Article III shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date;

(c) ETE shall have entered into the ETE Term Loan Amendment; and

(d) ETP shall have executed and delivered the closing deliverables described in Section 1.8.

Section 1.6 Conditions to ETP’s Obligations. The obligation of ETP to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by ETP in writing, in whole or in part, to the extent permitted by applicable Law):

(a) each of the ETE Parties shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by such ETE Party on or prior to the Closing Date;

(b) each of the representations and warranties of the ETE Parties contained in Article II shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; and

(c) each of the ETE Parties shall have executed and delivered the closing deliverables described in Section 1.7.

Section 1.7 ETE Parties Closing Deliverables. Upon the terms of this Agreement, at the Closing, the ETE Parties shall deliver (or cause to be delivered):

(a) the Redeemed Units and such other transfer documents or instruments that may be necessary to deliver to ETP the Redeemed Units in accordance with Section 1.2;

(b) a certificate, dated the Closing Date and signed by a duly authorized officer on behalf of ETE and ETE Holdings, in his or her capacity as such, stating that:

(i)	each of the ETE Parties has performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by such ETE Party on or prior to the Closing Date; and

(ii)	each of the representations and warranties of the ETE Parties contained in Article II are true and correct on and as of the Closing Date in all material respects;

(c) the Unitholders Agreement, which shall have been duly executed on behalf of ETE Holdings and ETE;

(d) the Amended Sunoco GP LLC Agreement, which shall have been duly executed on behalf of ETE Holdings; and

(e) all other documents, instruments and writings required to be delivered by each of the ETE Parties at the Closing under this Agreement.

Section 1.8 ETP Closing Deliverables. Upon the terms of this Agreement, at the Closing, ETP shall deliver (or cause to be delivered):

(a) a certificate, dated the Closing Date and signed by a duly authorized officer on behalf of ETP, in his or her capacity as such, stating that:

(i)	ETP has performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by ETP on or prior to the Closing Date; and

(ii)	each of the representations and warranties of ETP contained in Article III are true and correct on and as of the Closing Date in all material respects;

(b) the Unitholders Agreement, which shall have been duly executed on behalf of ETP;

(c) the Partnership Agreement Amendment, which shall have been duly executed on behalf of the General Partner and which shall evidence the issuance of the Class H Units to ETE Holdings;

(d) the Charter Amendment, which shall have been duly executed by ETP, as an authorized member of Sunoco GP, and filed by ETP with the Department of State of the Commonwealth of Pennsylvania;

(e) the Amended Sunoco GP LLC Agreement, which shall have been duly executed on behalf of ETP; and

(f) all other documents, instruments and writings required to be delivered by ETP at the Closing under this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE ETE PARTIES

The ETE Parties jointly and severally represent and warrant to ETP as of the date hereof as follows:

Section 2.1 Organization. Each of the ETE Parties is an entity duly formed, validly existing and in good standing under the Laws of the State of Delaware.

Section 2.2 Power and Authority; Enforceability. Each of the ETE Parties has full limited partnership or limited liability company power and authority, as applicable, to execute and deliver each of the Transaction Documents, to the extent it is a party thereto, and consummate the transactions contemplated by the Transaction Documents to which it is a party. The execution and delivery by the ETE Parties of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly authorized by all requisite limited partnership or limited liability company action, as applicable, on the part of the ETE Parties party thereto and no further consent, approval or action is required by or from ETE, the board of directors of ETE’s general partner, ETE’s unitholders, any of ETE’s creditors or ETE Holdings in connection with the transactions contemplated hereby or thereby. Assuming this Agreement has been duly authorized, executed and delivered by ETP, this Agreement constitutes a legal, valid and binding obligation of the ETE Parties, enforceable against the ETE Parties in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies (the “Enforceability Exceptions”). On the Closing Date, assuming the Unitholders Agreement has been duly authorized, executed and delivered by ETP, the Unitholders Agreement will constitute a legal, valid and binding obligation of the ETE Parties, enforceable against the ETE Parties in accordance with its terms, subject to the Enforceability Exceptions. On the Closing Date, assuming the Amended Sunoco GP LLC Agreement has been duly authorized, executed and delivered by ETP and the Charter Amendment has been duly authorized and executed by ETP and filed by ETP with the Department of State of the Commonwealth of Pennsylvania, the Amended Sunoco GP LLC Agreement will constitute a legal, valid and binding obligation of ETE Holdings, enforceable against ETE Holdings in accordance with its terms, subject to the Enforceability Exceptions.

Section 2.3 No Conflicts. The execution, delivery and performance by each ETE Party of the Transaction Documents to which such ETE Party is a party, and the transactions contemplated thereby, do not and will not (a) violate any Law applicable to the ETE Parties, (b) conflict with any provision of the certificate of formation, certificate of limited partnership, limited liability company agreement or partnership agreement, as applicable, of the ETE Parties, (c) require or make necessary any consent, approval or other action of, or notice to, any Person under any agreement or other document or instrument to which the ETE Parties are a party or by which the ETE Parties, or any of the ETE Parties’ assets or properties, are bound, except for (i) the consent required under the ETE Term Loan and (ii) those consents, approvals or other actions that have already been obtained or made, or (d) conflict with, or result in a violation of, any agreement or other document or instrument to which the ETE Parties are a party or by which the ETE Parties, or any of the ETE Parties’ assets or properties, are bound.

Section 2.4 Redeemed Units. As of the date hereof, ETE Holdings is the record and beneficial owner of 50,226,967 ETP Common Units, and, after giving effect to the ETE Unit Contribution, will be the record and beneficial owner of 55,386,967 ETP Common Units. After giving effect to the transactions contemplated hereby, ETE Holdings will be the record and beneficial owner of 5,226,967 ETP Common Units. The Subject Units and the Contributed Units will constitute all of the ETP Common Units owned of record or beneficially by ETE Holdings immediately prior to giving effect to the transactions contemplated hereby. Upon delivery of the Redeemed Units to ETP at the Closing and upon issuance of the Class H Units to

ETE Holdings as consideration as provided for in Section 1.3, ETE Holdings shall deliver the Redeemed Units to ETP free and clear of all Liens. None of the Redeemed Units are subject to any voting trust or other contract, agreement, arrangement, commitment or understanding, written or oral, restricting or otherwise relating to the voting or disposition of the Redeemed Units, other than this Agreement and the organizational documents of ETP. No proxies or powers of attorney have been granted with respect to the Redeemed Units, other than proxies or powers of attorney that (a) would not reasonably be expected to impair the ability of ETE Holdings to deliver the Redeemed Units to ETP as contemplated hereby and (b) would not apply to the Redeemed Units after the delivery of the Redeemed Units to ETP pursuant to this Agreement. Except as contemplated herein, there are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which ETE Holdings is or may become obligated to transfer any of the Redeemed Units, except as (x) would not reasonably be expected to impair the ability of ETE Holdings to deliver the Redeemed Units to ETP as contemplated hereby and (y) would not apply to the Redeemed Units after the delivery of the Redeemed Units to ETP pursuant to this Agreement.

Section 2.5 Litigation. There is no action, suit, claim, proceeding or other legal, administrative or arbitrational proceeding (“Proceeding”) pending or, to the knowledge of the ETE Parties, threatened against the ETE Parties, or against any officer, manager or director of the ETE Parties, in each case related to the Redeemed Units or the transactions contemplated hereby. The ETE Parties are not a party or subject to any order, writ, injunction, judgment or decree of any court or Governmental Authority relating to the Redeemed Units or the transactions contemplated hereby.

Section 2.6 Governmental Authorizations. Except for any filings that may be required pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the ETE Parties in connection with the execution, delivery and performance by the ETE Parties of the Transaction Documents to which they are a party or the delivery of the Redeemed Units to ETP pursuant to this Agreement.

Section 2.7 Unregistered Securities.

(a) Accredited Investor Status; Sophisticated Acquiror. ETE Holdings is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the Class H Units. ETE Holdings has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Class H Units.

(b) Cooperation. ETE Holdings shall cooperate reasonably with ETP to provide any information required to be included in ETP’s securities filings.

(c) Acquiror Representation. ETE Holdings is acquiring the Class H Units for its own account and not with a view to distribution in violation of any securities laws. ETE Holdings understands and acknowledges that there is no public trading market for the Class H Units and that none is expected to develop. ETE Holdings has been advised and understands and acknowledges that the Class H Units have not been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act) and any applicable state laws. ETE Holdings has been advised of and is aware of the provisions of Rule 144 promulgated under the Securities Act.

(d) Legends. ETE Holdings understands and acknowledges that, until such time as the Class H Units have been registered pursuant to the provisions of the Securities Act, or the Class H Units are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Class H Units will be subject to the transfer restrictions as contemplated by the Partnership Agreement.

Section 2.8 Acknowledgement. The ETE Parties acknowledge that they have made their own analysis of the fairness of the transactions contemplated hereby and have not relied on any advice or recommendation by ETP or its partners, directors, officers, agents or affiliates with respect to their decision to enter into this Agreement and to consummate the transactions contemplated hereby. The ETE Parties have had sufficient opportunity and time to investigate and review the business, management and financial affairs of ETP, and have had sufficient access to management of ETP, before their decision to enter into this Agreement, and further have had the opportunity to consult with all advisers they deem appropriate or necessary to consult with in connection with this Agreement and any action arising hereunder, including tax and accounting advisers. The ETE Parties acknowledge that, in connection with their entry into this Agreement and consummation of the transactions contemplated hereby, the ETE Parties have not relied on any representations or warranties of ETP, or any partner, director, officer, affiliate or representative of ETP, except for the representations or warranties of ETP set forth in Article III of this Agreement and the documents delivered by ETP in connection with the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ETP

ETP represents and warrants to the ETE Parties as of the date hereof as follows:

Section 3.1 Organization. ETP is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware.

Section 3.2 Power and Authority; Enforceability; Valid Issuance.

(a) ETP has full limited partnership power and authority to execute and deliver the Transaction Documents and consummate the transactions contemplated thereby. The execution and delivery by ETP of the Transaction Documents, the issuance of the Class H Units and the consummation of the transactions contemplated thereby have been duly authorized by all requisite limited partnership or other organizational action on the part of ETP and no further consent, approval or action is required by or from ETP, the board of directors of the General Partner’s general partner, ETP’s unitholders or any of ETP’s creditors in connection with the transactions contemplated hereby or thereby. Assuming this Agreement has been duly authorized, executed and delivered by the ETE Parties, this Agreement constitutes a legal, valid and binding obligation of ETP, enforceable against ETP in accordance with its terms, subject to the Enforceability Exceptions. On the Closing Date, assuming the Unitholders Agreement has been duly authorized, executed and delivered by the ETE Parties, the Unitholders Agreement constitutes a legal, valid and binding obligation of ETP, enforceable against ETP in accordance with its terms, subject to the Enforceability Exceptions. On the Closing Date, assuming the Amended Sunoco GP LLC Agreement has been duly authorized, executed and delivered by ETE Holdings, the Amended Sunoco GP LLC Agreement constitutes a legal, valid and binding obligation of ETP, enforceable against ETP in accordance with its terms, subject to the Enforceability Exceptions.

(b) The Class H Units have been duly authorized in accordance with the Partnership Agreement, and when issued and delivered in accordance with this Agreement, the Class H Units will be validly issued, fully paid and non-assessable and free of any and all Liens and restrictions on transfer, other than restrictions on transfer that may be imposed by state or federal securities laws or the Partnership Agreement.

Section 3.3 No Preemptive Rights, Registration Rights or Options. There are no (i) preemptive rights, rights of first refusal, rights of first offer, purchase options, call options or other similar rights of any Person with respect to or under applicable Law or under the Partnership Agreement or any other organizational or constitutive instruments of ETP relating to the Class H Units or (ii) restrictions upon the voting or transfer of the Class H Units. ETP has not granted registration rights for or relating to the registration of any Class H Units.

Section 3.4 No Conflicts. The execution, delivery and performance by ETP of the Transaction Documents, and the transactions contemplated thereby, do not and will not (a) violate any Law applicable to ETP, (b) conflict with any provision of the certificate of limited partnership or the Partnership Agreement of ETP, (c) require or make necessary any consent, approval or other action of, or notice to, any Person under any agreement or other document or instrument to which ETP is a party or by which ETP, or any of ETP’s assets or properties, is bound, except for those that have been obtained or made prior to the date hereof, or (d) conflict with, or result in a violation of, any agreement or other document or instrument to which ETP is a party or by which ETP, or any of ETP’s assets or properties, is bound.

Section 3.5 Litigation. There is no Proceeding pending or, to the knowledge of ETP, threatened against ETP, or against any officer, manager, partner or director of ETP, in each case related to the Redeemed Units, the Class H Units or the transactions contemplated hereby. ETP is not a party or subject to any order, writ, injunction, judgment or decree of any court or Governmental Authority relating to the Redeemed Units, the Class H Units or the transactions contemplated hereby.

Section 3.6 Governmental Authorizations. Except for any filings that may be required pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of ETP in connection with the execution, delivery and performance by ETP of the Transaction Documents or the issuance of the Class H Units.

Section 3.7 Private Placement. Assuming the accuracy of the representations and warranties set forth in Article II, the issuance of the Class H Units to ETE as contemplated herein is exempt from the registration requirements of the Securities Act.

ARTICLE IV

SURVIVAL

All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement for one year after the Closing Date.

ARTICLE V

COVENANTS

Section 5.1 Reasonable Best Efforts Prior to Closing. Prior to Closing, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions necessary or appropriate to satisfy the conditions to Closing set forth in Article I hereunder and to consummate the transactions contemplated by this Agreement.

Section 5.2 Prohibition on Sale of Redeemed Units. Prior to Closing, ETE Holdings shall not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of the Redeemed Units.

ARTICLE VI

MISCELLANEOUS.

Section 6.1 Interpretation. Unless the context of this Agreement otherwise requires:

(a) words of any gender include each other gender;

(b) words using the singular or plural number also include the plural or singular number, respectively;

(c) the terms “hereof,” “herein,” “hereby,” “hereto,” and similar words refer to this entire Agreement and not to any particular Article, Section, Clause, Exhibit, or Schedule or any subdivision of this Agreement;

(d) references to “Article,” “Section,” “Annex,” subsection or other subdivision are to the Articles, Sections, Annexes, subsections and other subdivisions respectively, of this Agreement unless explicitly provided otherwise;

(e) the words “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not such words are followed by such phrases or phrases of like import;

(f) references to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it; and

(g) the word “or” shall not be exclusive.

Section 6.2 No Third-Party Beneficiaries. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the Parties hereto and their respective successors or permitted assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained.

Section 6.3 Assignment. None of the Parties may assign all or any part of this Agreement without the prior written consent of the other Parties hereto.

Section 6.4 Amendment; Waiver. This Agreement may not be amended, modified, supplemented, or restated, nor may any provision of this Agreement be waived, other than through a written instrument adopted, executed and agreed to by each of the Parties hereto.

Section 6.5 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each of the Parties shall execute and deliver all such future instruments and take such further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties.

Section 6.6 Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided that a notice of a change of address shall be effective only upon receipt thereof:

If to either ETE Party to:

Energy Transfer Equity, L.P.

3738 Oak Lawn

Dallas, Texas 75219

Telephone: (832) 668-1210 or (214) 981-0763

Facsimile: (832) 668-1127

Attention: General Counsel

With a copy (not itself constituting notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Telephone: (713) 546-7410

Facsimile: (713) 546-5401

Attention: William N. Finnegan IV

If to ETP:

Energy Transfer Partners, L.P.

3738 Oak Lawn

Dallas, Texas 75219

Telephone: (832) 668-1210 or (214) 981-0763

Facsimile: (832) 668-1127

Attention: General Counsel

With a copy (not itself constituting notice) to:

Vinson & Elkins L.L.P.

2500 First City Tower

1001 Fannin, Suite 2500

Houston, Texas 77002

Telephone: (713) 758-3452

Facsimile: (713) 615-5650

Attention: W. Matthew Strock

Section 6.7 Entire Agreement; Supersede. This Agreement, and any other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes all prior contracts, agreements and understandings, whether oral or written, among the Parties with respect to the subject matter hereof.

Section 6.8 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 6.9 Consent to Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of (a) the Chancery Court of the State of Delaware, and (b) any state appellate court therefrom within the State of Delaware (or, only if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any Proceeding arising out of this Agreement or the transactions contemplated hereby (and each agrees that no such Proceeding relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Chancery Court of the State of Delaware, or (ii) any state appellate court therefrom within the State of Delaware (or, only if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties hereto also agrees that any final and non-appealable judgment against a Party hereto in connection with any Proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

Section 6.10 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed prior to termination of this Agreement in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.11 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY ACTION OR PROCEEDING TO ENFORCE OR TO DEFEND ANY RIGHTS UNDER THIS AGREEMENT SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 6.12 Headings. The descriptive headings used herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

Section 6.13 Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument.

Section 6.14 Effectiveness. This Agreement shall become effective when it shall have been executed by the Parties hereto.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties have duly executed this Agreement as of the date first written above.

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC,
its general partner

By:	/s/ John W. McReynolds
Name:	John W. McReynolds
Title:	President

ETE COMMON HOLDINGS, LLC

By:	/s/ John W. McReynolds
Name:	John W. McReynolds
Title:	President and Chief Financial Officer

ENERGY TRANSFER PARTNERS, L.P.

By:	ENERGY TRANSFER PARTNERS GP, L.P.,
its general partner

By:	ENERGY TRANSFER PARTNERS, L.L.C.,
its managing member

By:	/s/ Thomas P.Mason
Name:	Thomas P. Mason
Title:	Senior Vice President and General Counsel

[Exchange Agreement Signature Page]

ANNEX A

Definitions

As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or obligated to be closed by applicable Laws.

“ETE Term Loan Amendment” means Amendment No. 3 to the ETE Term Loan.

“ETE Term Loan” means that certain Senior Secured Term Loan Agreement dated as of March 23, 2012 (as amended by that certain Amendment No. 1 to Senior Secured Term Loan Agreement dated August 2, 2012 and that certain Amendment No. 2 to Senior Secured Term Loan Agreement dated April 25, 2013).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Partner” means Energy Transfer Partners GP, L.P., the general partner of ETP.

“Governmental Authority” means any federal, state, local or foreign government or any court, arbitral tribunal, administrative or regulatory agency, self-regulatory organization (including the New York Stock Exchange) or other governmental authority, agency or instrumentality.

“Law” means any applicable constitutional provisions, statute, act, code, common law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretation or advisory opinion or letter of a domestic, foreign or international Governmental Authority.

“Lien” means (i) any lien, hypothecation, pledge, collateral assignment, security interest, charge or encumbrance of any kind, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent (including any agreement to give any of the foregoing) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, other than in each case, the restrictions under applicable securities laws and the Partnership Agreement and (ii) any purchase option, right of first refusal, right of first offer, call or similar right of a third party.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

“Securities Act” means the Securities Act of 1933, as amended.

A-1

ANNEX B

Form of Partnership Agreement Amendment

Annex B

AMENDMENT NO. 5 TO

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP

OF

ENERGY TRANSFER PARTNERS, L.P.

AUGUST [•], 2013

This Amendment No. 5 (this “Amendment No. 5”) to the Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P. (the “Partnership”), dated as of July 28, 2009, as amended by Amendment No. 1 thereto dated as of March 26, 2012, Amendment No. 2 thereto dated as of October 5, 2012, Amendment No. 3 thereto dated April 15, 2013, and Amendment No. 4 thereto dated April 30, 2013 (as so amended, the “Partnership Agreement”) is hereby adopted effective as of August [•], 2013, by Energy Transfer Partners GP, L.P., a Delaware limited partnership (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement, to reflect an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement; and

WHEREAS, in connection with the transactions contemplated by the Exchange and Redemption Agreement dated as of August 7, 2013 by and among the Partnership, ETE Common Holdings, LLC, a Delaware limited liability company, and Energy Transfer Equity, L.P., a Delaware limited partnership, the Partnership has agreed to issue limited partner interests designated as Class H Units having the rights, preferences and privileges set forth in this Amendment No. 5; and

WHEREAS, the General Partner has determined that the authorization of issuance of the new class of Partnership Securities to be designated as “Class H Units” provided for in this Amendment No. 5 will be in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of the Common Units; and

WHEREAS, the General Partner has determined, pursuant to Section 13.1(g) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or advisable in connection with the authorization of the issuance of the Class H Units; and

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Amendments.

(a) Section 1.1 of the Partnership Agreement is hereby amended to add or amend and restate the following definitions in the appropriate alphabetical order:

(i) “Class H Units” means a limited partner Partnership Interest which shall confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Class H Units.

(ii) “Exchange and Redemption Agreement” means that certain Exchange and Redemption Agreement, by and among the Partnership, ETE Holdings and Energy Transfer Equity, L.P., dated as of August 7, 2013.

(iii) “ETE Holdings” means ETE Common Holdings, LLC, a Delaware limited liability company.

(iv) “Percentage Interest” means as of any date of determination (a) as to the General Partner with respect to its General Partner Interest, the product obtained by dividing (i) the Capital Account balance of the General Partner by (ii) the aggregate Capital Account balances of all Limited Partners and the General Partner, (b) as to any holder of a Common Unit or Assignee holding Common Units, the product of (i) 100% less the percentages applicable to paragraphs (a) and (c) multiplied by (ii) the quotient of the number of Common Units held by such Unitholder or Assignee divided by the total number of all Outstanding Common Units, and (c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right and a Class H Unit shall at all times be zero.

(v) “Sunoco Partners LLC” means Sunoco Partners LLC, a Pennyslvania limited liability company.

(vi) “SXL” means Sunoco Logistics Partners, L.P., a Delaware limited partnership.

(vii) “SXL GP Interest” means the General Partner Interest (as such term is defined in the SXL Partnership Agreement) issued by SXL to, and held by, Sunoco Partners LLC.

(viii) “SXL GP Percentage” means 50.05% unless reduced pursuant to Section 5.12(b)(iv).

(ix) “SXL IDRs” means the Incentive Distribution Rights (as such term is defined in the SXL Partnership Agreement) issued by SXL to, and held by, Sunoco Partners LLC.

(x) “SXL IDRs Percentage” means 50.05%.

(xi) “SXL Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of SXL dated as of January 26, 2010, as it may be amended from time to time.

(xii) “Unit” means a Partnership Interest of a Limited Partner or Assignee in the Partnership and shall include Common Units, Class E Units and Class G Units, but shall not include (x) the general partner interest in the Partnership, (y) the Incentive Distribution Rights or (z) the Class H Units.

(b) Article V of the Partnership Agreement is hereby amended by adding a new Section 5.12 at the end thereof as follows:

“5.12 Establishment of Class H Units.

(a) General. The General Partner hereby designates and creates a class of Partnership Securities to be designated as “Class H Units” and initially consisting of a total of 50,160,000 Class H Units. The initial Class H Units shall be issued to ETE Holdings in exchange for 50,160,000 Common Units owned by ETE Holdings and currently outstanding and certain cash consideration to be paid in accordance with the Exchange and Redemption Agreement, and the redeemed Common Units shall be cancelled upon the issuance of the Class H Units in accordance with the Exchange and Redemption Agreement. In accordance with Section 5.6, the General Partner shall have the power and authority to issue additional Class H Units in the future.

(b) Rights of Class H Units. The Class H Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i) Initial Capital Account. The initial capital account with respect to each Class H Unit will be equal to the capital account of the Common Unit for which such Class H Unit was exchanged pursuant to the Exchange and Redemption Agreement.

(ii) Allocations.

(A) The Class H Units shall not be entitled to receive any (i) Net Income allocations pursuant to Section 6.1(a), (ii) Net Loss allocations pursuant to Section 6.1(b), (iii) Net Termination Gains and Net Termination Losses allocations pursuant to Section 6.1(c) or (iv) except as otherwise provided in Section 5.12(b)(ii)(B), special allocations pursuant to Section 6.1(d). Allocations pursuant to Sections 6.1(a), 6.1(b), 6.1(c) and 6.1(d) (except as otherwise provided in Section 5.12(b)(ii)(B)) shall be made consistent with the fact that the Class H Units are not Units and the holders of the Class H Units are not Unitholders and have no Percentage Interests with respect to their Class H Units.

(B) For each taxable period, after the application of Section 6.1(d)(iii)(A) but before the application of Section 6.1(d)(iii)(B), the holders of the Class H Units shall be allocated, pro rata in proportion to the number of Class H Units of each such holder, (1) the SXL GP Percentage of (x) all Net Income or Net Losses (as such terms are defined and such amounts determined pursuant to the SXL Partnership Agreement), (y) all Net Termination Gains or Net Termination Losses (as such terms are defined and such amounts determined pursuant to the SXL Partnership Agreement) and (z) any other items of income, gain, loss or deduction allocated to the Partnership by Sunoco Partners LLC with respect to the SXL GP Interest for such taxable period (including, for the avoidance of doubt, any gain or loss allocable by the Partnership that is attributable to the sale of the SXL GP Interest) and (2) (x) gross income and gain until the aggregate amount of such items allocated pursuant to this Section 5.12(b)(ii)(B)(2)(x) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all distributions made to the holders of the Class H Units pursuant to Section 5.12(b)(iii)(B)(2) and (y) the SXL IDRs Percentage of all Net Termination Gains or Net Termination Losses (as such terms are defined and such amounts determined pursuant to the SXL Partnership Agreement) and any other items of income, gain, loss or deduction allocated to the Partnership by Sunoco Partners LLC with respect to the SXL IDRs for such taxable period other than gross income or gain that was allocated to Sunoco Partners with respect to the SXL IDRs pursuant to Section 6.1(d)(iii)(B) of the SXL Partnership Agreement.

(C) For each taxable period, after the application of Section 6.1(d)(iii)(A) but before the application of Section 6.1(d)(iii)(B), and after making the allocations provided for in Section 5.12(b)(ii)(B), the holders of the Class H Units shall be allocated, pro rata in proportion to the number of Class H Units of each such holder gross income or gain until the aggregate amount of such items allocated to the holders of the Class H Units pursuant to this Section 5.12(b)(ii)(C) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all distributions made to the holders of the Class H Units pursuant to Section 5.12(b)(iii)(C).

(D) The allocation provisions set forth in Sections 5.12(b)(ii)(B) and 5.12(b)(ii)(C) shall be effective as of the first Business Day of the month during which the Class H Units are issued pursuant to the Exchange and Redemption Agreement, and the Class H Units will be deemed to have been issued and outstanding, and the Common Units for which such Class H Units were exchanged shall be deemed to not be outstanding, on such first Business Day for purposes of Section 5.12(b)(ii)(B) and applying the provisions of Section 6.2(g).

  (iii) Distributions.

(A) The holders of the Class H Units shall be entitled to receive distributions of Available Cash only to the extent set forth in Section 5.12(b)(iii)(B) and, consistent with the fact that the Class H Units are not Units and the holders of the Class H Units are not Unitholders and have no Percentage Interests with respect to their Class H Units, shall not be entitled to receive distributions of Available Cash pursuant to Sections 6.4 or 6.5.

(B) Prior to making any distributions of Available Cash with respect to any Quarter pursuant to Sections 6.4 or 6.5, subject to Section 17-607 of the Delaware Act, Available Cash with respect to any Quarter that is deemed to be either Operating Surplus or Capital Surplus and that would otherwise be distributed pursuant to Sections 6.4 or 6.5 will first be distributed to the holders of the Class H Units, pro rata in proportion to the number of Class H Units of each such holder, as follows:

(1) first, an amount equal to the excess, if any, of (a) the SXL GP Percentage of all amounts currently or previously distributed, in each case on or after August [•], 20131, to the Partnership by Sunoco Partners LLC with respect to the SXL GP Interest (including any proceeds attributable to the sale of the SXL GP Interest) over (b) the cumulative amount of Available Cash previously distributed to the holders of Class H Units pursuant to this Section 5.12(b)(iii)(B)(1);

(2) second, an amount equal to the excess, if any, of (a) the SXL IDRs Percentage of all amounts currently or previously distributed, in each case on or after August [•], 20132, to the Partnership by Sunoco Partners LLC with respect to the SXL IDRs (including any proceeds attributable to the sale of the SXL IDRs), over (b) the cumulative amount of Available Cash previously distributed to the holders of Class H Units pursuant to this Section 5.12(b)(iii)(B)(2); and

[1]	The date of this Amendment No. 5.
[2]	The date of this Amendment No. 5.

(3) third, an amount equal to the excess, if any, of (a) the amount set forth below under the column entitled “Distribution Amount” with respect to each completed Quarter specified below; provided, however, (i) in the event that, for any Quarter commencing on or after June 30, 2013 and ending on or before March 31, 2017 as to which the amount of distributions relating to the Incentive Distribution Rights relinquished as a result of Section 6.4(d) exceeds the amount specified in the column below entitled “Adjustment Amount,” then the amount of the distribution specified below under the caption “Distribution Amount” shall be increased by the amount of such excess for such Quarter and (ii) in the event that, for any Quarter commencing on or after June 30, 2013 and ending on or before March 31, 2017 as to which the amount of distributions relating to the Incentive Distribution Rights relinquished as a result of Section 6.4(d) is less than the amount specified in the column below entitled “Adjustment Amount,” then the amount of the distribution specified below under the caption “Distribution Amount” shall be reduced by the amount of such deficiency for such Quarter over (b) the cumulative amount of Available Cash previously distributed to the holders of the Class H Units pursuant to this Section 5.12(b)(iii)(B)(3).

Quarter Ending	Distribution Amount	Adjustment Amount
September 30, 2013	$35,000,000	$24,000,000
December 31, 2013	$35,000,000	$24,000,000
March 31, 2014	$29,000,000	$24,250,000
June 30, 2014	$29,000,000	$24,250,000
September 30, 2014	$29,000,000	$24,250,000
December 31, 2014	$29,000,000	$24,250,000
March 31, 2015	$43,000,000	$24,250,000
June 30, 2015	$31,000,000	$12,250,000
September 30, 2015	$13,000,000	$12,250,000
December 31, 2015	$13,000,000	$12,250,000
March 31, 2016	$7,500,000	$13,000,000
June 30, 2016	$7,500,000	$13,000,000
September 30, 2016	$7,500,000	$13,000,000
December 31, 2016	$7,500,000	$13,000,000
March 31, 2017	$13,000,000	$13,000,000

(C) Available Cash remaining after making the distributions required pursuant to Section 5.12(b)(iii)(B) will be distributed as set forth in Sections 6.4 and 6.5.

(iv) Capital Contributions by Sunoco Partners LLC. To the extent that Sunoco Partners LLC is required or elects to make a capital contribution to SXL with respect to the SXL GP Interest and such capital contribution is funded in whole or in part by the Partnership through a capital contribution by the Partnership to Sunoco Partners LLC, then the SXL GP Percentage shall be reduced proportionately based on the value of the SXL GP Interest at the time of the capital contribution in order to reflect such capital contribution by the Partnership.

(v) Voting Rights. Except as set forth in this Section 5.12(b)(v) and Section 13.3(c) and except to the extent the Delaware Act gives the Class H Units a vote as a class on any matter, the Class H Units shall not have any voting rights. With respect to any matter on which the Class H Units are entitled to vote, each Class H Unit will be entitled to one vote on such matter. The General Partner shall not, without the affirmative vote or written consent of holders of a majority of the Class H Units then Outstanding, (1) amend, alter, modify or change this Section 5.12 (or vote or consent or resolve to take such action) or (2) authorize the issuance of any class or series of Partnership Securities with distribution rights prior to the Liquidation Date (as defined in the Partnership Agreement) that are senior to or on a parity with the Class H Units or that have allocation rights that are senior to or on a parity with the allocations with respect to Net Termination Gains described in Sections 5.12(b)(ii)(B)(1)(y) and 5.12(b)(ii)(B)(2)(y).

(vi) Redemption and Conversion Rights. The Class H Units will be perpetual and shall not have any rights of redemption or conversion.

(vii) Certificates; Book-Entry. Unless the General Partner shall determine otherwise, the Class H Units shall not be evidenced by certificates. Any certificates relating to the Class H Units that may be issued will be in such form as the General Partner may approve. The Class H Units, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to and as if the Class H Units were Units in the Partnership.

(viii) Registrar and Transfer Agent. Unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Class H Units.

Section 2. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

GENERAL PARTNER: ENERGY TRANSFER PARTNERS GP, L.P.

By:	Energy Transfer Partner, L.L.C., its general partner

By:
Name:
Title:

B-1

ANNEX C

Form of Unitholders Agreement

C-1

Execution Version

UNITHOLDERS AGREEMENT

BY AND AMONG

ENERGY TRANSFER EQUITY, L.P.,

ETE COMMON HOLDINGS, LLC

AND

ENERGY TRANSFER PARTNERS, L.P.

Dated as of August [•], 2013

C-2

C-i

UNITHOLDERS AGREEMENT

THIS UNITHOLDERS AGREEMENT (the “Agreement”) is made as of the [•] day of August 2013 (the “Effective Date”), by and among Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), ETE Common Holdings, LLC, a Delaware limited liability company (“ETE Holdings” and, together with ETE, the “ETE Parties”), and Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”). ETE, ETE Holdings and ETP are sometimes referred to collectively as the “Parties” and individually as a “Party.”

WHEREAS, ETE owns all of the membership interests in ETE Holdings, and ETE Holdings owns 55,386,967 common units representing limited partner interests in ETP (the “ETP Common Units”);

WHEREAS, ETP owns a controlling interest in Sunoco Partners LLC, a Pennsylvania limited liability company (“Sunoco GP”), which owns a 2.0% general partner interest (the “SXL GP Interest”) and all of the incentive distribution rights (the “SXL IDRs”) in Sunoco Logistics Partners, L.P., a Delaware limited partnership (“SXL”);

WHEREAS, pursuant to that certain Exchange and Redemption Agreement dated August 7, 2013 by and among ETE, ETE Holdings and ETP (the “Exchange Agreement”), ETP will redeem 50,160,000 of the ETP Common Units owned by ETE Holdings in exchange for 50,160,000 newly issued Class H units representing limited partner interests in ETP (the “ETP Class H Units”);

WHEREAS, in accordance with the terms of the ETP Class H Units set forth in Amendment No. 5 to Second Amended and Restated Agreement of Limited Partnership of ETP dated the date hereof (the “ETP Partnership Agreement Amendment”), ETE Holdings will, among other things, be entitled to quarterly distributions from ETP equal to (a) 50.05% of the cash distributions received by ETP with respect to ETP’s indirect interest in the SXL IDRs and the SXL GP Interest (including any proceeds attributable to the sale of the SXL IDRs or the SXL GP Interest) and (b) a certain amount specified in the ETP Partnership Agreement Amendment;

WHEREAS, concurrently with the execution of this Agreement, ETP and ETE Holdings are entering into a Fifth Amended and Restated Limited Liability Company Agreement of Sunoco GP; and

WHEREAS, ETE, ETE Holdings and ETP are entering into this Agreement to, among other things, set forth certain governance and other rights of the ETE Parties with respect to Sunoco GP and SXL, including the SXL IDRs and the SXL GP Interest owned by Sunoco GP.

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows, each intending to be legally bound:

ARTICLE I.

GENERAL

Section 1.01. Defined Terms. As used herein:

“Action” means any action, suit, arbitration, inquiry, proceeding, investigation, condemnation or audit by or before any court or other Governmental Authority.

“Affiliate(s)” has the meaning ascribed to it, on the date hereof, under Rule 405 of the Securities Act.

“Affiliate Contract” means any contract, including any shared service arrangements, between ETE or any of its Controlled Subsidiaries (other than ETP, its general partner or any of their respective Controlled Subsidiaries) or ETP or any of its Controlled Subsidiaries (other than SXL, Sunoco GP or any of their respective Controlled Subsidiaries), on the one hand, and SXL, Sunoco GP or any of their respective Controlled Subsidiaries, on the other hand.

“Agreement” is defined in the preamble to this Agreement.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such Person, whether through ownership of Voting Interests, by contract or otherwise, and the term “Controlled” has a correlative meaning.

“Damages” means any and all debts, losses, liabilities, duties, claims, damages, obligations, payments (including those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened Action), costs and reasonable expenses, including any reasonable attorneys’ fees and any and all reasonable expenses whatsoever and howsoever incurred in investigating, preparing, or defending any Action, in all cases, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown.

“Effective Date” is defined in the preamble to this Agreement.

“ETE” is defined in the preamble to this Agreement.

“ETE Holdings” is defined in the preamble to this Agreement.

“ETE Parties” is defined in the preamble to this Agreement.

“ETP” is defined in the preamble to this Agreement.

“ETP Class H Units” is defined in the recitals to this Agreement.

“ETP Common Units” is defined in the recitals to this Agreement.

“ETP GP” means Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of ETP.

“ETP GP LLC” means Energy Transfer Partners, L.L.C., a Delaware limited liability company and the general partner of ETP GP.

“ETP Partnership Agreement Amendment” is defined in the recitals to this Agreement.

“Exchange Agreement” is defined in the recitals to this Agreement.

“Governmental Authority” means any federal, state, local or foreign government and/or any political subdivision thereof, including departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities.

“Information” is defined in Section 2.05(d).

“Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments and codes of Governmental Authorities.

“Lien” means any lien, mortgage, security interest, pledge, charge, encumbrance, hypothecation or deposit arrangement or other arrangement having the practical effect of any of the foregoing.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Parties” and “Party” are defined in the preamble to this Agreement.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

“Purchase Right Acceptance Notice” is defined in Section 2.02(a).

“ROFR Acceptance Notice” is defined in Section 2.01(a).

“ROFR Accepting Party” is defined in Section 2.01(b).

“ROFR Option Period” is defined in Section 2.01(a).

“Sale Notice” is defined in Section 2.01(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Party” is defined in Section 2.01(a).

“Subject Interest” is defined in Section 2.01(a).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which a majority of the Voting Interests are at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Sunoco GP” is defined in the recitals to this Agreement.

“SXL” is defined in the recitals to this Agreement.

“SXL Board” is defined in Section 2.03(b).

“SXL GP Interest” is defined in the recitals to this Agreement.

“SXL GP Interest Owner” is defined in Section 2.02(a).

“SXL IDRs” is defined in the recitals to this Agreement.

“SXL Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners, L.P. dated as of January 26, 2010, as amended by Amendment No. 1 thereto dated July 1, 2011 and Amendment No. 2 thereto dated November 21, 2011, as the same may be further amended or restated from time to time.

“Transfer” of a security shall be deemed to have occurred if a Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers, distributes or disposes of such security or any interest in such security; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of, distribution of or disposition of such security or any interest therein; or (iii) deposits any such security or any interest therein into a voting trust, or enters into a voting agreement or arrangement with respect to any such security or any interest therein; provided, however, that for purposes of this Agreement, a Transfer shall not include any pledge of any Subject Interest by ETP or any of its Subsidiaries pursuant to the terms of any credit facility or other financing arrangement.

“Transferee” means any Person that receives any of the Subject Interest through a Transfer.

“Unit Swap Effective Date” means the date on which the transactions contemplated by the Exchange Agreement are consummated.

“Voting Interests” of any Person as of any date means (i) the equity interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances and are entitled to vote in the election of at least a majority of the board of directors, managers or trustees of such Person (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or (ii) with respect to a partnership (whether general or limited), any general partner interest in such partnership.

Section 1.02. Interpretations. In this Agreement, unless a clear contrary intention appears: (i) the singular includes the plural and vice versa; (ii) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any gender includes each other gender; (iv) references to any Section, Article, Annex, subsection and other subdivision refer to the corresponding Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (v) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (vi) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (vii) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (viii) references to “days” are to calendar days, which means any day of the seven calendar day week; and (ix) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE II.

CERTAIN AGREEMENTS

Section 2.01. Right of First Refusal.

(a) If ETP or any of its Subsidiaries (such entity, a “Selling Party”) receives a bona fide offer from a third party for a Transfer of all or any portion of (i) the membership interests of Sunoco GP owned directly or indirectly by the Selling Party, (ii) the SXL GP Interest owned by the Selling Party or (iii) the SXL IDRs owned by the Selling Party (in each case, the “Subject Interest”), and the Selling Party wishes to accept such offer, the Selling Party (and ETP on behalf of the Selling Party) must notify the ETE Parties in writing within twenty (20) days after receiving such offer (the “Sale Notice”). The Sale Notice must include a complete description of the purchase price and other terms and conditions of the transaction in which the Selling Party proposes to Transfer the Subject Interest, including the name of the proposed Transferee and other consideration specified in the offer. The ETE Parties shall have thirty (30) days (the “ROFR Option Period”) after receiving the Sale Notice in which to advise the Selling Party in writing (the “ROFR Acceptance Notice”) whether or not they will acquire all of the Subject Interest upon the terms and conditions contained in the Sale Notice. A failure to advise the Selling Party in writing before the expiration of the ROFR Option Period as to whether or not the ETE Parties will acquire all of the Subject Interest pursuant to the preceding sentence shall be deemed to constitute an election not to acquire the Subject Interest.

(b) If, during the ROFR Option Period, the ETE Parties elect to acquire the Subject Interest at the price and subject to the terms and conditions set forth in the Sale Notice (upon such election, the “ROFR Accepting Party”), then such ROFR Accepting Party and the Selling Party shall close such transaction no later than the later to occur of (A) the closing date set forth in the Sale Notice and (B) ninety (90) days after the Selling Party receives the ROFR Acceptance Notice.

(c) The right of first refusal created in this Section 2.01 is an option to acquire all, but not less than all, of the Subject Interest offered for sale by the Selling Party. If the ETE Parties elect not to acquire the Subject Interest or the ETE Parties fail to make an election before the expiration of the ROFR Option Period, the Selling Party may Transfer the Subject Interest to the proposed Transferee named in the Sale Notice upon the terms and conditions described in the Sale Notice and in accordance with this Section 2.01(c). If such Transfer does not occur on substantially the same terms and conditions set forth in the Sale Notice, or if such Transfer is not consummated within one hundred twenty (120) days after the ETE Parties’ election not to acquire the Subject Interest, then such Transfer shall be null and void ab initio and the Selling Party must again satisfy all of the requirements of this Section 2.01.

(d) Upon consummation of any Transfer of any Subject Interest in accordance with this Section 2.01 (whether to an ETE Party or any other Person), such Transferee shall enter into a joinder agreement to become a Party to and be bound by this Agreement and shall thereafter have all of the rights and obligations as a Selling Party hereunder other than with respect to this Section 2.01 and Section 2.02; provided, however, that this Agreement shall be amended as necessary to provide that only the Parties who collectively own a controlling interest in the SXL GP Interest (whether directly or indirectly by owning membership interests of Sunoco GP) will be obligated to provide ETE the governance rights set forth in Section 2.03 that relate to SXL. Notwithstanding the foregoing, all Transfers pursuant to this Section 2.01 must comply with the terms of this Agreement.

Section 2.02. SXL GP Interest Purchase Right.

(a) If a Selling Party receives a bona fide offer from a third party for a Transfer of 50% or more of the SXL IDRs and the ETE Parties have elected to acquire all of such SXL IDRs in accordance with Section 2.01, the ETE Parties shall also have the option to acquire all, but not less than all, of the SXL GP Interest, provided that such interest is then owned by ETP or any of its Subsidiaries (the owner of the SXL GP Interest at such time referred to as the “SXL GP Interest Owner”). The ETE Parties shall advise the SXL GP Interest Owner in writing (the “Purchase Right Acceptance Notice”) of their intent to purchase the SXL GP Interest prior to the expiration of the ROFR Option Period. A failure to advise the SXL GP Interest Owner of its election prior to the expiration of the ROFR Option Period shall be deemed to constitute an election not to acquire the SXL GP Interest.

(b) If the ETE Parties elect to acquire the SXL GP Interest, the transaction shall close within ninety (90) days after the SXL GP Interest Owner receives the Purchase Right Acceptance Notice. The purchase price for the SXL GP Interest shall be the fair market value of such interest. For purposes of this Section 2.02(b), the fair market value of the SXL GP Interest shall be determined by agreement among the SXL GP Interest Owner and the ETE Parties or, failing agreement within thirty (30) days following the date on which the SXL GP Interest Owner receives the Purchase Right Acceptance Notice, by an independent investment banking firm or other independent expert selected by the SXL GP Interest Owner and the ETE Parties, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If the SXL GP Interest Owner and the ETE Parties cannot agree upon one independent investment banking firm or other independent expert within forty-five (45) days following the date on which the SXL GP Interest Owner receives the Purchase Right Acceptance Notice, then the SXL GP Interest Owner shall designate an independent investment banking firm or other independent expert and the ETE Parties shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert within ten (10) days following the date of designation, which third independent investment banking firm or other independent expert shall determine the fair market value of the SXL GP Interest.

(c) ETP shall use its best efforts to cause its Subsidiaries (including Sunoco GP and SXL) to comply with Section 2.01 and Section 2.02 as if such Subsidiaries were parties hereto and bound hereby.

Section 2.03. Governance Rights.

(a) ETP, in its capacity as a member of Sunoco GP, shall not consent to or cause Sunoco GP to take or cause SXL to take any of the following actions without having obtained the prior written consent of ETE:

(i)	merge or consolidate with, or sell or transfer all or substantially all of the assets of Sunoco GP or SXL to, any other Person or enter into any business combination with any other Person;

(ii)	voluntarily liquidate or dissolve or, in the case of Sunoco GP, withdraw as the general partner of SXL;

(iii)	with respect to Sunoco GP, voluntarily declare bankruptcy, or file a petition or otherwise seek protection under any federal or state bankruptcy, insolvency or reorganization Law;

(iv)	amend the Organizational Documents of Sunoco GP or SXL;

(v)	issue, sell, transfer or repurchase any equity interests in Sunoco GP, including any instrument convertible into or exchangeable or exercisable for equity interests in Sunoco GP, or sell, transfer or otherwise dispose of any equity interests in SXL held by Sunoco GP, including any instruments convertible into or exchangeable or exercisable for equity interests in SXL, other than, in each case, any Transfer of a Subject Interest that is subject to Section 2.01 or Section 2.02;

(vi)	with respect to Sunoco GP, in its individual capacity, sell, exchange, transfer, lease or otherwise dispose of any assets of Sunoco GP, or acquire any assets, having a fair market value of more than fifty million dollars ($50,000,000) in one or more related transactions in any consecutive twelve-month period, other than, in each case, any Transfer of a Subject Interest that is subject to Section 2.01 or Section 2.02;

(vii)	with respect to Sunoco GP, in its individual capacity, except for any expenses or costs as may be required to be incurred in the event of any emergency or to implement any legally required maintenance or any costs or expenditures incurred in connection with the ordinary course payment of wages, salaries and other compensation to employees of Sunoco GP in their capacity as employees of Sunoco GP, make any expenditures (or incur any costs) in excess of fifty million dollars ($50,000,000);

(viii)	enter into any new line of business or expend any substantial funds to explore and/or evaluate the entry into a new line of business;

(ix)	adopt or change any accounting policies of Sunoco GP other than as necessary for such policies to be consistent with generally accepted accounting principles and federal securities laws;

(x)	incur or refinance any indebtedness of Sunoco GP or create arrangements permitting such incurrence, other than equipment leases or purchase money indebtedness in the ordinary course of business;

(xi)	repay any material indebtedness of Sunoco GP, except upon maturity of any such indebtedness and in accordance with its terms;

(xii)	grant a Lien on, or otherwise encumber, any assets of Sunoco GP, other than those reasonably necessary in the ordinary course of business; and

(xiii)	initiate, settle, compromise or resolve any Damages or Actions of Sunoco GP (other than any state or federal regulatory proceedings) where the estimated amount in controversy, or the settlement amount to be paid or received, with respect to any matter (or any series of related matters) is greater than twelve million dollars ($12,000,000).

(b) ETP shall not take any action to cause the Board of Directors of Sunoco GP (the “SXL Board”) to take any of the following actions on behalf of Sunoco GP, in its capacity as the general partner of SXL, without having obtained the prior written consent of ETE:

(i)	make any quarterly cash distribution to SXL’s unitholders except for (A) a cash distribution per common unit for any calendar quarter not less than 100%, and not more than 102.5%, of the distribution per common unit for the immediately preceding calendar quarter and (ii) cash distributions with respect to the SXL IDRs in accordance with the terms of the SXL Partnership Agreement;

(ii)	cause SXL or any of its Subsidiaries to issue, sell, transfer or repurchase any equity interests in such entities, including any instrument convertible into or exchangeable or exercisable for equity interests in such entities;

(iii)	cause SXL or any of its Subsidiaries to sell, exchange, transfer, lease or otherwise dispose of any assets any assets, having a fair market value of more than fifty million dollars ($50,000,000) in one or more related transactions in any consecutive twelve-month period;

(iv)	except as may have been approved by the SXL Board or by the Board of Directors of any Subsidiary of SXL (or by any similar governing body or other party legally entitled to authorize expenditures on behalf of a Subsidiary of SXL) prior to the Unit Swap Effective Date, and except for any expenses or costs as may be required to be incurred in the event of any emergency or to implement any legally required maintenance, cause SXL or any of its Subsidiaries to make any expenditures (or incur any costs) in excess of fifty million dollars ($50,000,000);

(v)	cause SXL or any of its Subsidiaries to adopt or change any of its or their accounting policies other than as necessary for such policies to be consistent with generally accepted accounting principles and federal securities laws;

(vi)	cause SXL or any of its Subsidiaries to incur or refinance any indebtedness or create arrangements permitting such incurrence, other than equipment leases or purchase money indebtedness in the ordinary course of business;

(vii)	cause SXL or any of its Subsidiaries to repay any material indebtedness, except upon maturity of any such indebtedness and in accordance with its terms;

(viii)	cause SXL or any of its Subsidiaries to grant a Lien on, or otherwise encumber, any assets, other than those reasonably necessary in the ordinary course of business; and

(ix)	cause SXL or any of its Subsidiaries to initiate, settle, compromise or resolve any Damages or Actions (other than any state or federal regulatory proceedings) where the estimated amount in controversy, or the settlement amount to be paid or received, with respect to any matter (or any series of related matters) is greater than twelve million dollars ($12,000,000).

Section 2.04. Affiliate Transactions. Each of ETE and ETP agree that, without having obtained the prior written consent of the other party, neither ETE or any of its Controlled Subsidiaries (other than ETP, its general partner or any of their respective Controlled Subsidiaries) nor ETP or any of its Controlled Subsidiaries (other than SXL, Sunoco GP or any of their respective Controlled Subsidiaries) will enter into any Affiliate Contract with SXL, Sunoco GP or any of their respective Controlled Subsidiaries.

Section 2.05. Information Rights.

(a) Subject to Section 2.05(e), ETP shall provide the ETE Parties with the following information, in each case, to the extent available to ETP:

(i)	notice and a reasonably detailed description of the occurrence of any event directly related to SXL or its Subsidiaries that ETP determines in its good faith judgment is material to ETE, in each case within ten (10) days following the occurrence thereof;

(ii)	monthly operational and financial reports within twenty (20) days after the end of each month;

(iii)	unaudited financial statements of SXL within thirty (30) days after the end of each of the first three (3) quarters of SXL’s fiscal year;

(iv)	annual audited financial statements of SXL within sixty (60) days after the end of SXL’s fiscal year; and

(v)	copies of all materials prepared for the members of the SXL Board concurrently with the delivery thereof to such members.

(b) The annual and quarterly financial statements described above will include a description of the business activities that took place during the period covered by the financial statements and a summary of SXL’s business plan for the following quarter.

(c) Subject to Section 2.05(e), ETP shall permit the ETE Parties or their respective representatives to inspect any of the books of account and other records of SXL to which ETP has access as the controlling member of Sunoco GP and to discuss the business and affairs of SXL with Sunoco GP’s officers and SXL’s independent public accountants, all subject to customary confidentiality provisions and at such reasonable times during Sunoco GP’s usual business hours and upon reasonable prior notice (which shall not be less than twenty-four (24) hours).

(d) The ETE Parties shall not, directly or indirectly, disclose to any Person any confidential information provided to the ETE Parties pursuant to this Section 2.05 (“Information”), which has not generally become available to the public, other than as a result of a breach of this Agreement. Notwithstanding the foregoing, in the event that the ETE Parties are required by Law or applicable stock exchange rules to disclose any Information, such ETE Party shall (i) notify ETP as promptly as practicable of the existence, terms and circumstances surrounding such a request, so that ETP may either waive such ETE Party’s compliance with the terms of this Section 2.05(d) or seek an appropriate protective order or other remedy and (ii) if ETP seeks such a protective order, to provide such cooperation as ETP may reasonably request (at ETP’s sole expense).

(e) Notwithstanding anything else in this Section 2.05, in the event that (i) the Board of Directors of Sunoco GP determines in good faith, with the advice of outside legal counsel, that the provision by Sunoco GP to ETP of any of the information set forth in this Section 2.05 would be reasonably likely to result in a breach of Sunoco GP’s obligations under the SXL Partnership Agreement or of any applicable Law or (ii) the Board of Directors of ETP GP LLC determines in good faith, with the advice of outside legal counsel, that the provision by ETP to ETE of any of the information set forth in this Section 2.05 would be reasonably likely to result in a breach of Sunoco GP’s obligations under the SXL Partnership Agreement or of any applicable Law, then ETP shall have no obligation to provide such information to ETE.

(f) For the avoidance of doubt, nothing in this Section 2.05 shall affect the information rights of ETP and ETE Holdings, as members of Sunoco GP, under the Fifth Amended and Restated Limited Liability Company Agreement of Sunoco GP dated the date hereof, as the same may be amended from time to time.

ARTICLE III.

MISCELLANEOUS

Section 3.01. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 3.02. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.03. Amendment. This Agreement may be amended or modified only by written agreement of ETE, ETE Holdings and ETP.

Section 3.04. Waivers of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 3.05. Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided that a notice of a change of address shall be effective only upon receipt thereof and provided further that any notice, demand or communication delivered pursuant to this Section 3.05 shall also be made by facsimile or email, none of which shall constitute notice:

If to the ETE Parties, to:

Energy Transfer Equity, L.P.

3738 Oak Lawn

Dallas, Texas 75219

Facsimile: (214) 981-0706

Attention: General Counsel

With a copy to (which copy shall not constitute notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Fax: (713) 546-5401

Attention: William N. Finnegan, IV

Email: bill.finnegan@lw.com

If to ETP, to:

Energy Transfer Partners, L.P.

3738 Oak Lawn

Dallas, Texas 75219

Facsimile: (214) 981-0706

Attention: General Counsel

with a copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002

Facsimile: (713) 615-5861

Attention: David Palmer Oelman

                 W. Matthew Strock

Email: doelman@velaw.com

            mstrock@velaw.com

Section 3.06. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement, except in accordance with Section 2.01, without the prior written consent of the other Parties. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective. Any permitted transferee of any Subject Interest pursuant to Section 2.01 shall be included within the definition of Parties for purposes of this Agreement.

Section 3.07. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and assigns. Except as provided herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates. No such third party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any liability (or otherwise) against any other Party.

Section 3.08. Entire Agreement. This Agreement and the Exchange Agreement constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.

Section 3.09. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any Governmental Authority, (i) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, (ii) such provision shall be invalid, illegal or unenforceable only to the extent of such prohibition or invalidity, (iii) to the extent any such provision is deemed to be invalid, illegal or unenforceable, the Parties agree that such court or arbitrator shall modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and (iv) to the extent that the court or arbitrator does not modify such provision, the Parties agree that they shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

Section 3.10. Representation by Counsel. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 3.11. Facsimiles; Counterparts. This Agreement may be executed by facsimile signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

Section 3.12. Expiration and Termination. This Agreement and all obligations of each Party hereunder shall terminate and have no further force and effect as of the earliest of (a) the date on which the aggregate beneficial ownership of ETE is less than 50% of the then outstanding Class H Units, (b) the date on which the aggregate beneficial ownership of ETP is less than 50% of the then outstanding SXL IDRs and (c) the mutual written agreement of all Parties hereto.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement as of the date first written above.

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC, its general partner

By:
Name: John W. McReynolds
Title: President

ETE COMMON HOLDINGS, LLC

By:
Name: John W. McReynolds
Title: President

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners, GP, L.P., its general partner

By:	Energy Transfer Partners, L.L.C., its general partner

By:
Name: Thomas Mason
Title: Senior Vice President, General Counsel & Secretary

[Signature Page to Unitholders Agreement]

ANNEX D

Form of Amended Sunoco GP LLC Agreement

D-1

Annex D

FIFTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SUNOCO PARTNERS LLC

A Pennsylvania Limited Liability Company

Dated as of

[•], 2013

D-2

D-i

D-ii

D-iii

FIFTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SUNOCO PARTNERS LLC

This FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of SUNOCO PARTNERS LLC (the “Company”), dated as of [•], 2013, is adopted, executed and agreed to by Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”) and ETE Common Holdings, LLC, a Delaware limited liability company (“ETE Holdings”), as the Members (as defined herein) of the Company.

R E C I T A L S:

WHEREAS, the Company was formed as a Pennsylvania limited liability company under and pursuant to the Pennsylvania Limited Liability Company Law of 1994, as amended (the “Act”), on October 12, 2001 (the “Original Filing Date”) by the filing of a Certificate of Organization of a Domestic Limited Liability Company (as amended from time to time, including by the filing of the Certificate Amendment (as defined below), the “Pennsylvania Certificate”) with the Pennsylvania Department of State on such date;

WHEREAS, Sun Pipe Line Company of Delaware, a Delaware corporation (“Sun Delaware”), as the sole member, adopted, executed and agreed to a Limited Liability Company Agreement (the “Prior Agreement”) relating to the Company on October 15, 2001;

WHEREAS, on February 8, 2002, Sun Delaware and the Company admitted Sun Pipe Line Company, a Texas corporation (“Sun Pipe Line”), Sunoco, Inc. (R&M), a Pennsylvania corporation (“Sunoco R&M”), Atlantic Petroleum Corporation, a Delaware corporation (“Atlantic Petroleum”), and Atlantic Refining & Marketing Corp., a Delaware corporation (“Atlantic Refining”), as members of the Company in exchange for their capital contributions and amended and restated the Prior Agreement (as amended and restated, the “First Amended and Restated Limited Liability Company Agreement”) to, among other things, provide for a board of directors and officers of the Company; and

WHEREAS, on April 30, 2002, Sun Delaware, Sun Pipe Line, Sunoco R&M, Atlantic Petroleum and Atlantic Refining amended and restated the First Amended and Restated Limited Liability Company Agreement to, among other things, modify the composition of the compensation committee of the Board of Directors (as amended and restated, the “Second Amended and Restated Limited Liability Company Agreement”);

WHEREAS, on January 1, 2003, Sun Delaware, Sun Pipe Line, Sunoco R&M, Atlantic Petroleum and Atlantic Refining entered into Amendment No. 1 to the Second Amended and Restated Limited Liability Company Agreement to adjust their Membership Interests in the Company to reflect their agreement as to the value of their Capital Contributions;

WHEREAS, on November 10, 2003, Sun Delaware assigned its Membership Interest to Sun Pipe Line and Atlantic Petroleum assigned its Membership Interest to Atlantic Refining;

WHEREAS, on August 1, 2004, Sunoco R&M, Sun Pipe Line and Atlantic Refining entered into Amendment No. 2 to the Second Amended and Restated Limited Liability Company Agreement to modify certain provisions relating to the Conflicts Committee;

WHEREAS, on August 11, 2008, Sunoco R&M, Sun Pipe Line and Atlantic Refining entered into Amendment No. 3 to the Second Amended and Restated Limited Liability Company Agreement to change the maximum number of Directors of the Company from nine to twelve;

WHEREAS, on July 1, 2011, Sunoco R&M, Sun Pipe Line and Atlantic Refining amended and restated the Second Amended and Restated Limited Liability Company Agreement, as amended, to, among other things, reflect their Membership Interests and Sharing Ratios as a result of the additional capital contribution by Sunoco R&M to the Company pursuant to a Contribution Agreement, dated June 29, 2011 and effective as of July 1, 2011, among Sunoco R&M, the Company, Sunoco Logistics Partners L.P., a Delaware limited partnership (the “MLP”), and certain subsidiaries of the MLP (as amended and restated, the “Third Amended and Restated Limited Liability Company Agreement”);

WHEREAS, on October 5, 2012, Sunoco R&M, Sun Pipe Line and Atlantic Refining assigned their respective Membership Interests in the Company to ETP pursuant to a Contribution Agreement, dated October 5, 2012, by and among ETP, Sun Pipe Line, Atlantic Refining, Sunoco R&M, and, solely for purposes of Section 3.1 of such agreement, Energy Transfer Partners GP, L.P., a Delaware limited partnership, Sam Acquisition Corporation, a Pennsylvania corporation, Energy Transfer Equity, L.P., a Delaware limited partnership, and Sunoco, Inc., a Pennsylvania corporation;

WHEREAS, on July 11, 2013, ETP and the Company amended and restated the Third Amended and Restated Limited Liability Company Agreement (as so amended and restated, the “Fourth Amended and Restated Limited Liability Company Agreement”), to, among other things, admit ETE Holdings as a member of the Company in exchange for a capital contribution by ETE Holdings of Five Million Two Hundred Thousand Dollars ($5,200,000.00) (the “ETE Holdings Capital Contribution”);

WHEREAS, ETP and ETE Holdings desire to amend and restate in its entirety the Fourth Amended and Restated Limited Liability Company Agreement to, among other things, reflect the division of governance rights and responsibility between the Members and the Board of Directors of the Company, and to concurrently file a corresponding amendment to the Pennsylvania Certificate (the “Certificate Amendment”);

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby amend the Fourth Amended and Restated Limited Liability Company Agreement and, as so amended, restate it in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Act” has the meaning given such term in the Recitals.

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant fiscal year or other period, after giving effect to the following adjustments:

(a) Add to such Capital Account the following items:

(i) The amount, if any, that such Member is obligated to contribute to the Company upon liquidation of such Member’s interest; and

(ii) The amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Subtract from such Capital Account such Member’s share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Fifth Amended and Restated Limited Liability Company Agreement of Sunoco Partners LLC, as amended from time to time.

“Applicable Law” means (a) any United States federal, state, local or foreign law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any applicable national securities exchange or listing requirement of any national securities exchange or Securities and Exchange Commission recognized trading market on which securities issued by the MLP are listed or quoted.

“Assignee” means any Person that acquires a Membership Interest or any portion thereof through a Disposition; provided, however, that an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Article IV. The Assignee of a dissolved Member is the shareholder, partner, member or other equity owner or owners of the dissolved Member to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding up of such Member. The Assignee of a Bankrupt Member is (a) the Person to whom such Bankrupt Member’s Membership Interest is assigned by order of the court or other Governmental Authority having jurisdiction over the related Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Membership Interest is assigned.

“Atlantic Petroleum” has the meaning given such term in the Recitals.

“Atlantic Refining” has the meaning given to such term in the Recitals.

“Bankruptcy” or “Bankrupt” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Applicable Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Applicable Law has been commenced against such Person and 120 Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 Days have expired without the appointment’s having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Board” has the meaning given such term in Section 7.1.

“Business Day” means any day other than a Saturday, a Sunday or a day when banks in New York, New York are authorized or required by Applicable Law to be closed.

“Capital Account” means the capital account maintained for each Member on the Company’s books and records in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be added (i) such Member’s Capital Contributions, (ii) such Member’s allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 6.3(b) or other provisions of this Agreement and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(b) From each Member’s Capital Account there shall be subtracted (i) the amount of (A) cash and (B) the Gross Asset Value of any Company assets (other than cash) distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Section 6.3(b) or other provisions of this Agreement and (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c) In the event any membership interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred membership interest.

(d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions thereto or subtractions therefrom, are computed in order to comply with such Regulations, the Board may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Section 6.1 hereof upon the dissolution of the Company.

“Capital Contribution” means, with respect to any Member, the total amount of cash and the initial Gross Asset Value of property (other than cash) contributed to the capital of the Company by such Member, whether as an initial Capital Contribution or as an additional Capital Contribution. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessor in interest.

“Certificate Amendment” has the meaning given such term in the Recitals.

“Certified Public Accountants” means a firm of independent public accountants selected from time to time by the Board.

“Claim” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

“Common Units” means the common units of the MLP.

“Company” has the meaning given such term in the introductory paragraph of this Agreement.

“Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Compensation Committee” has the meaning given such term in Section 7.12.

“Conflicts Committee” has the meaning given such term in Section 7.10(c).

“Day” means a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the next succeeding Business Day.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such fiscal year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such fiscal year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such fiscal year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Director” or “Directors” has the meaning given such term in Section 7.2.

“Dispose,” “Disposing” or “Disposition” means, with respect to any asset (including a Membership Interest or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Applicable Law.

“Disposing Member” has the meaning given such term in Section 4.2.

“Dissolution Event” has the meaning given such term in Section 13.1(a).

“Encumber,” “Encumbering” or “Encumbrance” means the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Applicable Law.

“ETE Holdings” has the meaning given such term in the introductory paragraph of this Agreement.

“ETE Holdings Capital Contribution” has the meaning given such term in the Recitals.

“ETP” has the meaning given such term in the introductory paragraph of this Agreement.

“First Amended and Restated Limited Liability Company Agreement” has the meaning given such term in the Recitals.

“Fourth Amended and Restated Limited Liability Company Agreement” has the meaning given such term in the Recitals.

“GAAP” means generally accepted accounting principles.

“Governmental Authority” or “Governmental” means any federal, state, local or foreign court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Company or its assets or Members.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of the contribution, as determined by the Board using such reasonable method of valuation as it may adopt.

(b) The Gross Asset Values of all Company assets immediately prior to the occurrence of any event described in subparagraphs (i) through (v) below shall be adjusted to equal their respective gross fair market values, as determined by the Board using such reasonable method of valuation as it may adopt, as of the following times:

(i) the acquisition of an interest in the Company by a new Member or the acquisition of an additional interest in the Company by an existing Member, in either case in exchange for more than a de minimis Capital Contribution, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative Membership Interests of the Members in the Company;

(ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative Membership Interests of the Members in the Company;

(iii) the liquidation or dissolution of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(iv) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a partner capacity, or by a new Member acting in a partner capacity or in anticipation of becoming a Member of the Company, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative Membership Interests of the Members in the Company; and

(v) at such other times as the Board shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(c) The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Board using such reasonable method of valuation as it may adopt.

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e) If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subparagraph (a), subparagraph (b) or subparagraph (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company asset for purposes of computing Net Profits and Net Losses.

“Incentive Plan” means any plan or arrangement pursuant to which the Company may compensate its employees, consultants, directors and/or service providers.

“Indemnitee” means (a) any Person who is or was an Affiliate of the Company, (b) any Person who is or was a member, partner, officer, director, employee, agent or trustee of the Company or any Affiliate of the Company and (c) any Person who is or was serving at the request of the Company or any Affiliate of the Company as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“Independent Director” has the meaning given such term in Section 7.10(b).

“Majority Interest” means greater than 50% of the Sharing Ratios.

“Member” means any Person executing this Agreement as of the date of this Agreement as a member of the Company or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

“Membership Interest” means, with respect to any Member, (a) that Member’s status as a Member; (b) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including that Member’s rights to vote, consent and approve and otherwise to participate in the management of the Company, including through the Board; and (d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.

“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

“Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i).

“MLP” means Sunoco Logistics Partners L.P., a Delaware limited partnership, and any successors thereto.

“Net Profits” or “Net Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such fiscal year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses shall increase the amount of such income and/or decrease the amount of such loss;

(b) Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses, shall decrease the amount of such income and/or increase the amount of such loss;

(c) Gain or loss resulting from any disposition of Company assets, where such gain or loss is recognized for federal income tax purposes, shall be computed by reference to the Gross Asset Value of the Company assets disposed of, notwithstanding that the adjusted tax basis of such Company assets differs from its Gross Asset Value;

(d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, there shall be taken into account Depreciation for such fiscal year or other period;

(e) To the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;

(f) If the Gross Asset Value of any Company asset is adjusted in accordance with subparagraph (b) or subparagraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; and

(g) Notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are specially allocated pursuant to Section 6.3(b) and Section 6.3(d)(ii) hereof shall not be taken into account in computing Net Profits or Net Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.3(b) and Section 6.3(d)(ii) hereof shall be determined by applying rules analogous to those set forth in this definition of Net Profits and Net Losses.

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Notices” has the meaning given such term in Section 14.2.

“NYSE” has the meaning given such term in Section 7.10.

“Operating Partnership” means Sunoco Logistics Partners Operations L.P., a Delaware limited partnership, and any successors thereto.

“Original Filing Date” has the meaning given such term in the Recitals.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the MLP, dated January 26, 2010, as amended, or any successor agreement.

“Pennsylvania Certificate” has the meaning given such term in the Recitals.

“Person” means any individual, firm, partnership, corporation, limited liability company, association, joint-stock company, unincorporated organization, joint venture, trust, court, Governmental agency or any political subdivision thereof, or any other entity.

“Prior Agreement” has the meaning given such term in the Recitals.

“Proper Officers” means those officers of the Company authorized by the Board to act on behalf of the Company.

“Regulations” means the Income Tax Regulations promulgated under the Code, as may be amended from time to time (including corresponding provisions of successor regulations).

“Retained Assets” has the meaning given such term in the Partnership Agreement.

“Second Amended and Restated Limited Liability Company Agreement” has the meaning given such term in the Recitals.

“Sharing Ratio” means, subject in each case to adjustments in accordance with this Agreement or in connection with Dispositions of Membership Interests, (a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring such Member’s Membership Interest, the percentage specified for that Member as its Sharing Ratio on Exhibit A, and (b) in the case of Membership Interests issued pursuant to Section 3.1, the Sharing Ratio established pursuant thereto; provided, however, that upon the issuance of new Membership Interests pursuant to Section 3.1, the Sharing Ratios of existing Members shall be adjusted so that the total of all Sharing Ratios shall always equal 100%.

“Sun Delaware” has the meaning given such term in Recitals.

“Sunoco R&M” has the meaning given such term in the Recitals.

“Sun Pipe Line” has the meaning given such term in the Recitals.

“Tax Matters Partner” has the meaning given such term in Section 11.3(a).

“Term” has the meaning given such term in Section 2.6.

“Third Amended and Restated Limited Liability Company Agreement” has the meaning given such term in the Recitals.

“Withdraw,” “Withdrawing” or “Withdrawal” means the withdrawal, resignation or retirement of a Member from the Company as a Member. Such terms shall not include any Dispositions of a Membership Interest (which are governed by Article IV), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.

(b) Other terms defined herein have the meanings so given them.

Section 1.2 Construction.

Unless the context requires otherwise, (a) the gender of all words used in this Agreement includes the masculine, feminine and neuter, (b) the singular forms of nouns, pronouns and verbs shall include the plural and vice versa, (c) all references to Articles and Sections refer to articles and sections in this Agreement, each of which is made a part for all purposes, and (d) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE II

ORGANIZATION

Section 2.1 Formation.

Sun Delaware formed the Company as a Pennsylvania limited liability company by the filing of the Pennsylvania Certificate, dated as of the Original Filing Date, with the Pennsylvania Department of State pursuant to the Act.

Section 2.2 Name.

The name of the Company is “Sunoco Partners LLC” and all Company business must be conducted in that name or such other names that comply with Applicable Law as the Board may select.

Section 2.3 Registered Office; Registered Agent; Principal Office.

The name of the Company’s registered agent for service of process is CT Corporation System, and the address of the Company’s registered office in the Commonwealth of Pennsylvania is 1818 Market Street, Suite 1500, Philadelphia, Pennsylvania 19103. The principal place of business of the Company shall be located at 1818 Market Street, Suite 1500, Philadelphia, Pennsylvania 19103. The Board may change the Company’s registered agent or the location of the Company’s registered office or principal place of business as the Board may from time to time determine.

Section 2.4 Purpose.

The purpose and nature of the business to be conducted by the Company shall be to (a) serve as the general partner of the MLP and, in connection therewith, to exercise all rights conferred upon the Company as the general partner of the MLP in accordance with the Partnership Agreement; (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Company is permitted to engage in and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity; (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by Members holding a Majority Interest and that lawfully may be conducted by a limited liability company organized pursuant to the Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity; (d) guarantee, mortgage, pledge or encumber any or all of its assets in connection with any indebtedness of the Company or any Affiliate of the Company and (e) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to the MLP, the Operating Partnership or any of its subsidiaries.

The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in this Section 2.4 and for the protection and benefit of the Company.

Section 2.5 Foreign Qualification.

Prior to the Company’s conducting business in any jurisdiction other than Pennsylvania, the Board shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Board, the Members shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 2.6 Term.

The period of existence of the Company (the “Term”) commenced on the Original Filing Date and shall end at such time as a certificate of dissolution is filed with the Pennsylvania Department of State in accordance with Section 13.4.

Section 2.7 No State Law Partnership.

The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal, state, local and foreign income tax purposes, and this Agreement may not be construed to suggest otherwise.

Section 2.8 Power of Attorney.

(a) Each Member and each Assignee hereby constitutes and appoints the Chief Executive Officer, President and each Vice President, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Organizational Certificate and all amendments or restatements thereof) that the Board deems necessary or appropriate to form, qualify or continue the existence or qualification of the Company in the Commonwealth of Pennsylvania and in all other jurisdictions in which the Company may conduct business or own property; (B) all certificates, documents and other instruments that the Board deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Board deems necessary or appropriate to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the transfer of any Membership Interests; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Membership Interests; and (F) all certificates, documents and other instruments (including agreements and certificates of merger) relating to a merger or consolidation of the Company; and

(ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the sole discretion of the Board, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Members hereunder or is consistent with the terms of this Agreement or is necessary to effectuate the terms or intent of this Agreement.

Nothing contained in this Section 2.8 shall be construed as authorizing the Board or any officer to do any of the following except as expressly provided for in this Agreement: (A) amend, change, modify or restate this Agreement; (B) dissolve or liquidate the Company, (C) determine the rights, preferences and privileges of any class or series of Membership Interests, or (D) enter into a merger or consolidation of the Company.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Member or the transfer of any Membership Interests and shall extend to a Member’s heirs, successors, assigns and representatives.

ARTICLE III

MEMBERSHIP

Section 3.1 Membership Interests; Additional Members.

As of the date hereof, the Members own Membership Interests in the Company with the Sharing Ratios as reflected in Exhibit A attached hereto. Persons may be admitted to the Company as Members on such terms and conditions as the Board determines at the time of admission. The terms of admission or issuance must specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers and duties. The Board may reflect the creation of any new class or group in an amendment to this Agreement indicating the different rights, powers and duties, and such an amendment shall be approved by the Board and executed by the Proper Officers. The current Members may also admit Persons to the Company as Members on such terms and conditions as the Members may determine in their own discretion at the time of admission. Any such admission is effective only after such new Member has executed and delivered to the Members and the Company an instrument containing the notice address of the new Member, the Member’s ratification of this Agreement and agreement to be bound by it.

Section 3.2 Access to Information.

Each Member shall be entitled to receive any information that it may request concerning the Company; provided, however, that this Section 3.2 shall not obligate the Company to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database). Each Member shall also have the right, upon reasonable notice and at all reasonable times during usual business hours, to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. All costs and expenses incurred in any inspection, examination or audit made on such Member’s behalf shall be borne by such Member.

Section 3.3 Liability.

(a) No Member or Assignee shall be liable for the debts, obligations or liabilities of the Company.

(b) The Company and the Members agree that the rights, duties and obligations of the Members in their capacities as members of the Company are only as set forth in this Agreement and as otherwise arise under the Act. Furthermore, the Members agree that the existence of any rights of a Member, or the exercise or forbearance from exercise of any such rights, shall not create any duties or obligations of the Member in their capacities as members of the Company, nor shall such rights be construed to enlarge or otherwise alter in any manner the duties and obligations of the Members.

Section 3.4 Withdrawal.

A Member does not have the right or power to Withdraw.

ARTICLE IV

DISPOSITION OF MEMBERSHIP INTERESTS

Section 4.1 General Restrictions.

A Member may not Dispose of all or any portion of its Membership Interests except in strict accordance with this Article IV. References in this Article IV to Dispositions of a Membership Interest shall also refer to Dispositions of a portion of a Membership Interest. Any attempted Disposition of a Membership Interest, other than in strict accordance with this Article IV, shall be, and is hereby declared, null and void ab initio. The Members agree that a breach of the provisions of this Article IV may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedies at law) are inadequate in view of (a) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provisions and (b) the uniqueness of the business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Article IV may be enforced by specific performance.

Section 4.2 Admission of Assignee as a Member.

An Assignee has the right to be admitted to the Company as a Member, with the Membership Interests (and attendant Sharing Ratio) so transferred to such Assignee, only if (a) the Member making the Disposition (a “Disposing Member”) has granted the Assignee either (i) all, but not less than all, of such Disposing Member’s Membership Interests or (ii) the express right to be so admitted; and (b) such Disposition is effected in strict compliance with this Article IV.

Section 4.3 Requirements Applicable to All Dispositions and Admissions.

Any Disposition of Membership Interests and any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with; provided, however, that the Board, in its sole and absolute discretion, may waive any of the following requirements:

(a) Disposition Documents. The following documents must be delivered to the Board and must be satisfactory, in form and substance, to the Board:

(i) Disposition Instrument. A copy of the instrument pursuant to which the Disposition is effected.

(ii) Ratification of this Agreement. With respect to any Disposition, an instrument, executed by the Disposing Member and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 4.3(a)(i): (A) the notice address of the Assignee; (B) the Sharing Ratios after the Disposition of the Disposing Member and its Assignee (which together must total the Sharing Ratio of the Disposing Member before the Disposition); (C) the Assignee’s ratification of this Agreement and agreement to be bound by it; and (D) representations and warranties by the Disposing Member and its Assignee that (1) the Disposition and admission is being made in accordance with Applicable Laws, and (2) the matters set forth in Section 4.3(a)(i) and this Section 4.3(a)(ii) are true and correct.

(iii) Opinions. With respect to any Disposition, such opinions of counsel regarding tax and securities law matters as the Board, in its sole discretion, may require.

(b) Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission of the Assignee as a Member, including the legal fees incurred in connection with the legal opinions referred to in Section 4.3(a)(iii).

(c) No Release. No Disposition of Membership Interests shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition.

ARTICLE V

CAPITAL CONTRIBUTIONS

Section 5.1 Capital Contributions.

Contemporaneously with the adoption by the Members of this Agreement, each Member, as a result of its Capital Contributions, shall be deemed to have a Membership Interest in the Company with the Sharing Ratio as set forth next to the Member’s name on Exhibit A.

Section 5.2 Loans.

If the Company does not have sufficient cash to pay its obligations, any Member(s) that may agree to do so with the consent of the Board may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section 5.2 constitutes a loan from the Member to the Company, bears interest at a rate determined by the Board from the date of the advance until the date of payment and is not a Capital Contribution.

Section 5.3 Return of Contributions.

Except as expressly provided herein, no Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

Section 5.4 Capital Accounts.

An individual Capital Account shall be established and maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). A Member that has more than one class or series of Membership Interest shall have a single Capital Account that reflects all such class, classes or series of Membership Interests, regardless of the classes or series of Membership Interests owned by such Member and regardless of the time or manner in which such Membership Interests were acquired. Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to such Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

ARTICLE VI

DISTRIBUTIONS AND ALLOCATIONS

Section 6.1 Distributions.

Except as otherwise provided in Section 6.2, the Company shall distribute to the Members, within 45 days following the end of each Quarter, all funds of the Company, except for funds that all of the Members determine are needed for the payment of existing or foreseeable Company obligations and expenditures. All such distributions made pursuant to this Section 6.1 shall be made to all Members simultaneously in proportion to their respective Sharing Ratios (at the time the amounts of such distributions are determined) at such times as shall be determined by all of the Members, subject to this Section 6.1; provided, however, any loans from Members pursuant to Section 5.2 shall be repaid prior to any distributions to Members pursuant to this Section 6.1.

Section 6.2 Distributions on Dissolution and Winding Up.

Upon the dissolution and winding up of the Company, after adjusting the Capital Accounts for all distributions made under Section 6.1 and all allocations under this Article VI, all available proceeds distributable to the Members as determined under Section 13.2 shall be distributed to all of the Members in amounts equal to the Members’ positive Capital Account balances.

Section 6.3 Allocations.

(a) Allocations of Net Profits and Losses. Except as otherwise provided in this Section 6.3:

(i) Net Profits (and items thereof) for any fiscal period shall be allocated to the Members in proportion to their respective Sharing Ratios.

(ii) Net Losses (and items thereof) for any fiscal period shall be allocated to the Members in proportion to their respective Sharing Ratios.

(b) Regulatory Allocations. Notwithstanding the foregoing provisions of this Section 6.3, the following special allocations shall be made in the following order of priority:

(i) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This Section 6.3(b)(i) is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback. If there is a net decrease in Minimum Gain attributable to a Member Nonrecourse Debt during any taxable year, then each Member who has a share of the Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(i)(4). This Section 6.3(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), then items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective deficit Adjusted Capital Accounts) in an amount and manner sufficient to eliminate the deficit balance in the Adjusted Capital Account of such Member as quickly as possible. It is intended that this Section 6.3(b)(iii) qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) Limitation on Allocation of Net Loss. If the allocation of Net Loss (or items of loss or deduction) to a Member as provided in Section 6.3(a)(ii) would create or increase an Adjusted Capital Account deficit, then there shall be allocated to such Member only that amount of Net Loss (or items of loss or deduction) as will not create or increase an Adjusted Capital Account deficit. The Net Loss (or items of loss or deduction) that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in proportion to their respective Sharing Ratios, subject to the limitations of this Section 6.3(b)(iv).

(v) Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their respective Sharing Ratios in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vi) Nonrecourse Deductions. The Nonrecourse Deductions for each taxable year shall be allocated to the Members in proportion to their respective Sharing Ratios.

(vii) Member Nonrecourse Deductions. The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

(viii) Curative Allocations. The allocations set forth in Sections 6.3(b)(i), (ii), (iii), (iv), (v), (vi) and (vii) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(i). Notwithstanding the provisions of Section 6.3(a), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

(c) Tax Allocations.

(i) Except as provided in Section 6.3(c)(ii), for income tax purposes under the Code and the Regulations each Company item of income, gain, loss, deduction and credit shall be allocated among the Members as its correlative item of “book” income, gain, loss, deduction or credit is allocated pursuant to this Section 6.3.

(ii) Tax items with respect to any Company asset that is contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Members for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation using any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Board. If the Gross Asset Value of any Company asset is adjusted pursuant to the definition of “Gross Asset Value” herein, subsequent allocations of income, gain, loss, deduction and credit with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for federal income tax purposes and its Gross Asset Value in a manner consistent with Code Section 704(c) and the applicable Regulations using any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Board. Allocations pursuant to this Section 6.3(c)(ii) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

(d) Other Tax Provisions.

(i) All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member’s Sharing Ratio, the Members agree that their allocable shares of such items for the taxable year shall be determined on any method determined by the Board to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Members’ varying Sharing Ratios.

(ii) In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Section 6.3, the Board is hereby authorized to make new allocations in reliance on the Code and such Regulations, and no such new allocation shall give rise to any claim or cause of action by any Member.

(iii) For purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Regulations Section 1.752-3(a)(3), each Member’s interest in Net Profits shall be such Member’s Sharing Ratio.

(e) Withholding. The Company may withhold distributions or portions thereof if it is required to do so by any applicable rule, regulation, or law, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Board determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. Any amount paid on behalf of or with respect to a Member pursuant to this Section 6.3(e) shall be treated as having been distributed to such Member as an advance against the next distributions that would otherwise be made to such Member, and such amount shall be satisfied by offset from such next distributions. Each Member will furnish the Board with such information as may reasonably be requested by the Board from time to time to determine whether withholding is required, and each Member will promptly notify the Board if such Member determines at any time that it is subject to withholding.

Section 6.4 Limitation on Distributions.

Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate any Applicable Law.

ARTICLE VII

MANAGEMENT

Section 7.1 Management by Board of Directors and Officers.

(a) Except as otherwise provided herein, the business and affairs of the Company shall be managed under the direction of the Board of Directors of the Company (the “Board”). The Board shall possess all rights and powers which are possessed by “managers” under the Act and otherwise by Applicable Law, subject to the other provisions provided herein. Except as otherwise provided for herein, the Members hereby consent to the exercise by the Board of all such powers and rights conferred on it by the Act or otherwise by Applicable Law with respect to the management and control of the Company.

(b) Except as otherwise specifically provided in this Agreement, the authority and functions of the Board, on the one hand, and of the officers, on the other hand, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the Business Corporation Law of 1988, as amended, of the Commonwealth of Pennsylvania. The officers shall be vested with such powers and duties as are set forth in Article VIII and as are specified by the Board from time to time. Accordingly, except as otherwise specifically provided in this Agreement, the day-to-day activities of the Company shall be conducted on the Company’s behalf by the officers who shall be agents of the Company. In addition to the powers and authority expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company and do all such acts and things as are not restricted by this Agreement, the Partnership Agreement, the Act or Applicable Law.

(c) Notwithstanding anything herein to the contrary, the Members have exclusive authority over the internal business and affairs of the Company that do not relate to the management and control of the MLP and its subsidiaries. For illustrative purposes, the internal business and affairs of the Company where the Members shall have exclusive authority include (i) the amount and timing of distributions paid by the Company, (ii) the issuance or repurchase of any equity interests in the Company, (iii) the prosecution, settlement or management of any claim made directly against the Company, (iv) the decision to sell, convey, transfer or pledge any asset of the Company, (v) the decision to amend, modify or waive any rights relating to the assets of the Company and (vi) the decision to enter into any agreement to incur an obligation of the Company other than an agreement entered into for and on behalf of the MLP for which the Company is liable exclusively by virtue of the Company’s capacity as general partner of the MLP or of any of its Affiliates.

(d) Notwithstanding anything herein to the contrary, the Members shall have exclusive authority to cause the Company to exercise the rights of the Company as general partner of the MLP (or those exercisable after the Company ceases to be the general partner of the MLP) where (a) the Company makes a determination or takes or declines to take any other action in its individual capacity under the Partnership Agreement or (b) where the Partnership Agreement permits the Company to make a determination or take or decline to take any other action free of any fiduciary obligation to the MLP or at the option of the Company (or some other variation of that phrase). For illustrative purposes, a list of provisions where the Company would be acting in its individual capacity or is permitted to act free of any fiduciary obligation to the MLP or at its option is contained in Exhibit B hereto, which list is not intended to be comprehensive.

(e) In addition, notwithstanding anything herein to the contrary, without obtaining the written consent of the Members holding a Majority Interest, the Company shall not take any action to (i) amend the Partnership Agreement, (ii) cause the MLP to merge or consolidate with any party, (iii) sell or cause the MLP to sell all or substantially all of the assets of the MLP or (iv) cause the MLP to voluntarily liquidate or dissolve.

Section 7.2 Number; Qualification; Tenure.

The number of directors constituting the Board shall be between three and twelve (each a “Director” and, collectively, the “Directors”), unless otherwise fixed from time to time pursuant to a resolution adopted by a majority of the Directors. A Director need not be a Member. Each Director shall be elected or approved by the Members and shall serve as a Director of the Company for a term of one year (or their earlier death or removal from office) or until their successors are elected and qualified.

Section 7.3 Regular Meetings.

Regular meetings of the Board shall be held at such time and place as shall be designated from time to time by resolution of the Board. Notice of such regular quarterly and annual meetings shall not be required.

Section 7.4 Special Meetings.

A special meeting of the Board may be called at any time at the written request of (a) the Chairman of the Board or (b) any three Directors.

Section 7.5 Notice.

Written notice of all special meetings of the Board must be given to all Directors at least two Business Days prior to any special meeting of the Board. All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile, and shall be directed to the address or facsimile number as such Director shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein. Attendance of a Director at a meeting shall constitute waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.

Section 7.6 Action by Consent of Board or Committee of Board.

To the extent permitted by Applicable Law, the Board, or any committee of the Board, may act without a meeting so long as all members of the Board or committee shall have executed a written consent with respect to any action taken in lieu of a meeting.

Section 7.7 Conference Telephone Meetings.

Directors or members of any committee of the Board may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 7.8 Quorum.

A majority of all Directors, present in person or participating in accordance with Section 7.7, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. Except as otherwise required by Applicable Law, all decisions of the Board, or any committee of the Board, shall require the affirmative vote of a majority of all Directors of the Board, or any committee of the Board, respectively. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

Section 7.9 Vacancies; Increases in the Number of Directors.

Unless otherwise provided in this Agreement, vacancies and newly created directorships resulting from any increase in the number of Directors may be filled by a majority of the Directors then in office, although less than a quorum, or a sole remaining Director; and any Director so chosen shall hold office until the next annual election and until his successor shall be duly elected and shall qualify, unless sooner displaced.

Section 7.10 Committees.

(a) The Board may establish committees of the Board and may delegate any of its responsibilities, except as otherwise prohibited by Applicable Law, to such committees.

(b) The Board shall have an audit committee comprised of three Directors, all of whom shall be Independent Directors. Such audit committee shall establish a written audit committee charter in accordance with the rules of the New York Stock Exchange (the “NYSE”), as amended from time to time. “Independent Director” shall mean Directors meeting the independence and experience requirements as set forth most recently by the NYSE.

(c) The Board shall have a conflicts committee (the “Conflicts Committee”) comprised of at least two Directors, all of whom shall be Independent Directors and none of whom shall be (i) security holders, officers or employees of the Company, (ii) officers, directors or employees of any Affiliate of the Company or (iii) holders of any ownership interest in the MLP, the Operating Partnership or any of its subsidiaries other than Common Units. Any matter approved by the Conflicts Committee in the manner provided for in the Partnership Agreement shall be conclusively deemed to be fair and reasonable to the MLP, and not a breach by the Company or the Directors of any fiduciary or other duties owed to the MLP by the Company or the Directors.

(d) A majority of any committee, present in person or participating in accordance with Section 7.7, shall constitute a quorum for the transaction of business of such committee.

(e) A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 7.5. The Board shall have power at any time to fill vacancies in, to change the membership of or to dissolve any such committee. Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not Directors; provided, however, that no such committee shall have or may exercise any authority of the Board.

Section 7.11 Removal.

Any Director or the entire Board may be removed, with or without cause, by the Members holding a Majority Interest.

Section 7.12 Administration of Incentive Plans.

Incentive Plans shall be administered by the Board acting as an administrative committee of the whole or by another administrative committee comprised of Directors appointed from time to time by the Board (in each case, the “Compensation Committee”).

ARTICLE VIII

OFFICERS

Section 8.1 Elected Officers.

The officers of the Company shall serve at the pleasure of the Board. Such officers shall have the authority and duties delegated to each of them, respectively, by the Board from time to time. The elected officers of the Company shall be a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary, a Treasurer and such other officers (including, without limitation, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents) as the Board from time to time may deem proper. The Chairman of the Board shall be chosen from among the Directors. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VIII. The Board or any committee thereof may from time to time elect or appoint, as the case may be, other officers (including one or more Assistant Secretaries and Assistant Treasurers) and agents, as may be necessary or desirable for the conduct of the business of the Company. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board or such committee, as the case may be.

Section 8.2 Election and Term of Office.

The officers of the Company shall be elected annually by the Board at the regular meeting of the Board held after the annual meeting of the Members or at such time and for such term as the Board shall determine. Each officer shall hold office until such person’s successor shall have been duly elected and shall have qualified or until such person’s death or until he shall resign or be removed pursuant to Section 8.13.

Section 8.3 Chairman of the Board.

The Chairman of the Board shall preside at all meetings of the Members and of the Board. If the Chairman is unable to preside at a meeting of the Board and the Chief Executive Officer is also unable to preside at such meeting pursuant to Section 8.4, then the Directors may appoint another Director to preside at such meeting. The Directors also may elect a Vice-Chairman to act in the place of the Chairman upon his absence or inability to act.

Section 8.4 Chief Executive Officer.

The Chief Executive Officer shall be responsible for the general management of the affairs of the Company and shall perform all duties incidental to such person’s office that may be required by law and all such other duties as are properly required of him by the Board. He shall make reports to the Board and the Members and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect. The Chief Executive Officer shall have full authority to execute all deeds, mortgages, bonds, contracts, documents or other instruments except in cases where the execution thereof shall be expressly delegated by the Board or by this Agreement to some other officer or agent of the Company or shall be required by law to be otherwise executed. The Chairman of the Board may serve in the capacity of Chief

Executive Officer. If the Chairman of the Board does not so serve, then the Chief Executive Officer, if he is also a Director, shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of the Board.

Section 8.5 President.

The Chief Executive Officer may serve in the capacity of President. If the Chief Executive Officer does not so serve, then the President shall assist the Chief Executive Officer in the administration and operation of the Company’s business and general supervision of its policies and affairs. The President shall have full authority to execute all deeds, mortgages, bonds, contracts, documents or other instruments, except in cases where the execution thereof shall be expressly delegated by the Board or this Agreement to some other officer or agent of the Company or shall be required by law to be otherwise executed.

Section 8.6 Chief Financial Officer.

The Chief Financial Officer shall be responsible for financial reporting for the Company and shall perform all duties incidental to such person’s office that may be required by law and all such other duties as are properly required of him by the Board. He shall make reports to the Board and shall see that all orders and resolutions of the Board and of any committee thereof relating to financial reporting are carried into effect.

Section 8.7 Vice Presidents.

Each Executive Vice President and Senior Vice President and any Vice President, in the order of seniority, unless otherwise determined by the Board, shall have such of the authority and perform such of the duties of the President as may be provided in this Agreement or assigned to them by the Board or the President. Vice Presidents shall assist the President in the performance of the duties assigned to the President and, in assisting the President, each Vice President shall for such purpose have the powers of the President.

Section 8.8 Treasurer.

(a) The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Company to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositories in the manner provided by resolution of the Board. The Treasurer shall, in general, perform all duties incident to the office of Treasurer and shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Board.

(b) Assistant Treasurers shall have such of the authority and perform such of the duties of the Treasurer as may be provided in this Agreement or assigned to them by the Board or the Treasurer. Assistant Treasurers shall assist the Treasurer in the performance of the duties assigned to the Treasurer and, in assisting the Treasurer, each Assistant Treasurer shall for such purpose have the powers of the Treasurer.

Section 8.9 Secretary.

(a) The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the Members. The Secretary shall (i) see that all notices are duly given in accordance with the provisions of this Agreement and as required by law; (ii) be custodian of the records and the seal of the Company and affix and attest the seal to all documents to be executed on behalf of the ompany under its seal; (iii) see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and (iv) in general, perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board.

(b) Assistant Secretaries shall have such of the authority and perform such of the duties of the Secretary as may be provided in this Agreement or assigned to them by the Board or the Secretary. Assistant Secretaries shall assist the Secretary in the performance of the duties assigned to the Secretary and, in assisting the Secretary, each Assistant Secretary shall for such purpose have the powers of the Secretary.

Section 8.10 Powers of Attorney.

The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the officers and other Persons.

Section 8.11 Delegation of Authority.

Unless otherwise provided by resolution of the Board, only the Chief Executive Officer and President shall have the power or authority to delegate to any Person such officer’s rights and powers as an officer to execute ordinary course of business contracts on behalf of the Company.

Section 8.12 Compensation.

The officers shall receive such compensation for their services as may be approved by the Board. In addition, the officers and agents shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder. The Directors shall be entitled to be reimbursed for out-of-pocket costs and expenses reasonably incurred in the course of their service hereunder.

Section 8.13 Removal.

Any officer elected, or agent appointed, by the Board may be removed by the affirmative vote of a majority of the Board whenever, in their judgment, the best interests of the Company would be served thereby. No elected officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

Section 8.14 Vacancies.

A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.

ARTICLE IX

MEMBER MEETINGS

Section 9.1 Meetings.

Except as otherwise provided in this Agreement, all acts of the Members to be taken hereunder shall be taken in the manner provided in this Article IX. An annual meeting of the Members for the transaction of such business as may properly come before the meeting shall be held at such time and place as the Board shall specify in the notice of the meeting, which shall be delivered to each Member at least 10 and not more than 60 days prior to such meeting. Special meetings of the Members may be called by the Board or by any Member. A Member shall call a meeting by delivering to the Board one or more requests in writing stating that the signing Member wishes to call a meeting and indicating the general or specific purposes for which the meeting is to be called.

Section 9.2 Notice of Meeting.

Notice of a meeting called pursuant to Section 9.1 shall be given to the Members in writing by mail or other means of written communication in accordance with Section 14.2. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication. Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except where a Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 9.3 Voting.

Any matter to be acted upon by the Members shall require the affirmative vote or consent of holders of a Majority Interest.

Section 9.4 Action by Consent of Members.

Any action that may be taken at a meeting of the Members may be taken without a meeting if an approval in writing setting forth such action is signed by the Members holding not less than the minimum percentage of the Sharing Ratios that would be necessary to authorize or take such action at a meeting at which all the Members entitled to vote on such matter were present and voted.

ARTICLE X

INDEMNIFICATION OF DIRECTORS,

OFFICERS, EMPLOYEES AND AGENTS

Section 10.1 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 10.1 shall be made only out of the assets of the Company.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 10.1(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 10.1.

(c) The indemnification provided by this Section 10.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain insurance on behalf of the Company, its Affiliates and such other Persons as the Company shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 10.1, (i) the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 10.1(a); and (iii) action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in, or not opposed to, the best interests of the Company.

(f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 10.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g) The provisions of this Section 10.1 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(h) No amendment, modification or repeal of this Section 10.1 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 10.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 10.2 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company or any other Persons who have acquired membership interests in the Company, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

(b) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, such Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnitee.

(c) Any amendment, modification or repeal of this Section 10.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Company, and the Company’s directors, officers and employees under this Section 10.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE XI

TAXES

Section 11.1 Tax Returns.

The Tax Matters Partner of the Company shall prepare and timely file (on behalf of the Company) all federal, state, local and foreign tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.

Section 11.2 Tax Elections.

(a) The Company shall make the following elections on the appropriate tax returns:

(i) to adopt as the Company’s fiscal year the calendar year;

(ii) to adopt the accrual method of accounting;

(iii) if a distribution of the Company’s property as described in Section 734 of the Code occurs or upon a transfer of Membership Interest as described in Section 743 of the Code occurs, on request by notice from any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s properties;

(iv) to elect to amortize the organizational expenses of the Company ratably over a period of 60 months as permitted by Section 709(b) of the Code; and

(v) any other election the Board may deem appropriate.

(b) Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state, local or foreign law and no provision of this Agreement (including Section 2.7) shall be construed to sanction or approve such an election.

Section 11.3 Tax Matters Partner.

(a) ETP will act as the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Partner”). The Tax Matters Partner shall take such action as may be necessary to cause to the extent possible each Member to become a “notice partner” within the meaning of Section 6223 of the Code. The Tax Matters Partner shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Partner by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each Member copies of all significant written communications it may receive in that capacity.

(b) The Tax Matters Partner shall take no action without the authorization of the Board, other than such action as may be required by Applicable Law. Any cost or expense incurred by the Tax Matters Partner in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

(c) The Tax Matters Partner shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the consent of the Board. The Tax Matters Partner shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (as described in Section 6231(a)(3) of the Code) shall notify the other Members of such settlement agreement and its terms within 90 Days from the date of the settlement.

(d) No Member shall file a request pursuant to Section 6227 of the Code for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If the Board consents to the requested adjustment, the Tax Matters Partner shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within 30 Days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Sections 6226, 6228 or other Section of the Code with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Partner is intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the Members to participate in the choosing of the forum in which such petition will be filed.

(e) If any Member intends to file a notice of inconsistent treatment under Section 6222(b) of the Code, such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

ARTICLE XII

BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

Section 12.1 Maintenance of Books.

(a) The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the Members, appropriate registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Company.

(b) The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained on an accrual basis in accordance with GAAP, consistently applied, and (iii) audited by the Certified Public Accountants at the end of each calendar year.

Section 12.2 Reports.

With respect to each calendar year, the Board shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to each Member:

(a) Within 120 Days after the end of such calendar year, a profit and loss statement and a statement of cash flows for such year, a balance sheet and a statement of each Member’s Capital Account as of the end of such year, together with a report thereon of the Certified Public Accountants; and

(b) Such federal, state, local and foreign income tax returns and such other accounting, tax information and schedules as shall be necessary for the preparation by each Member on or before June 15 following the end of each calendar year of its income tax return with respect to such year.

Section 12.3 Bank Accounts.

Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE XIII

DISSOLUTION, WINDING-UP AND TERMINATION

Section 13.1 Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each, a “Dissolution Event”):

(i) the unanimous consent of the Members; or

(ii) entry of a decree of judicial dissolution of the Company under Section 8972 of the Act.

(b) No other event shall cause a dissolution of the Company.

Section 13.2 Winding-Up and Termination.

(a) On the occurrence of a Dissolution Event of the type described in Section 13.1(a)(i) or Section 13.1(a)(ii), the Board shall act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

(i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii) the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iii) all remaining assets of the Company shall be distributed to the Members as follows:

(A) the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article VI;

(B) with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members in accordance with Article VI if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

(C) Company property (including cash) shall be distributed among the Members in accordance with Section 6.2; and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 Days after the date of the liquidation).

(b) The distribution of cash or property to a Member in accordance with the provisions of this Section 13.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

Section 13.3 Deficit Capital Accounts.

No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in the Member’s Capital Account.

Section 13.4 Certificate of Dissolution.

On completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of dissolution with the Pennsylvania Department of State, cancel any other filings made pursuant to Section 2.5 and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of dissolution, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or by Applicable Law.

ARTICLE XIV

GENERAL PROVISIONS

Section 14.1 Offset.

Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

Section 14.2 Notices.

All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given upon delivery of such notice:

To the Company:

Sunoco Partners LLC

1818 Market Street, Suite 1500

Philadelphia, Pennsylvania 19103-1699

Attn: General Counsel and Secretary

Fax: (866) 244-5696

To ETP:

Energy Transfer Partners, L.P.

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attn: Thomas P. Mason, Senior Vice President, General Counsel and Secretary

Fax: (214) 981-0706

To ETE Holdings:

ETE Common Holdings, LLC

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attn: Thomas P. Mason, Senior Vice President, General Counsel and Secretary

Fax: (214) 981-0706

Section 14.3 Entire Agreement; Superseding Effect.

This Agreement constitutes the entire agreement of the Members and their Affiliates relating to the Company and the transactions contemplated hereby, and supersedes all provisions and concepts contained in all prior contracts or agreements among the Members or any of their Affiliates with respect to the Company, whether oral or written.

Section 14.4 Effect of Waiver or Consent.

Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 14.5 Amendment or Restatement.

This Agreement or the Pennsylvania Certificate may be amended or restated only by a written instrument executed (or, in the case of the Pennsylvania Certificate, approved) by all Members.

Section 14.6 Binding Effect.

Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.

Section 14.7 Governing Law; Severability.

THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

Section 14.8 Further Assurances.

In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 14.9 Waiver of Certain Rights.

Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

Section 14.10 Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

Section 14.11 Jurisdiction.

Any and all Claims arising out of, in connection with or in relation to (i) the interpretation, performance or breach of this Agreement, or (ii) any relationship before, at the time of entering into, during the term of, or upon or after expiration or termination of this Agreement, between the parties hereto, shall be brought in any court of competent jurisdiction in the Commonwealth of Pennsylvania. Each party hereto unconditionally and irrevocably consents to the jurisdiction of any such court over any Claims and waives any objection that such party may have to the laying of venue of any Claims in any such court.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

MEMBERS:

ENERGY TRANSFER PARTNERS, L.P.

By: Energy Transfer Partners GP, L.P., its general partner

By: Energy Transfer Partners, L.L.C., its general partner

By:
Thomas P. Mason
Senior Vice President, General Counsel and Secretary

ETE COMMON HOLDINGS, LLC

By:
John W. McReynolds
President and Chief Financial Officer

[Signature Page to Amended Sunoco GP LLC Agreement]

EXHIBIT A

Member	Sharing Ratio
Energy Transfer Partners, L.P.	99.9%
ETE Common Holdings, LLC	0.1%

A-1 to Exhibit D

EXHIBIT B

The following are provisions of the Partnership Agreement where the Company is permitted to act at its option or free of any fiduciary obligation to the Partnership or would be acting in its individual capacity. Capitalized terms used but not defined in this Exhibit B have the meanings assigned to them in the Partnership Agreement.

(f) Section 2.4 (“Purpose and Business”), with respect to decisions to propose or approve the conduct by the Partnership of any business;

(g) Sections 4.6(a) and (b) (“Transfer of the General Partner’s General Partner Interest”), solely with respect to the decision by the Company to transfer its general partner interest in the Partnership;

(h) Section 4.7 (“Transfer of Incentive Distribution Rights”);

(i) Section 5.9 (“Limited Preemptive Right”);

(j) Section 7.5(e) (“Outside Activities”), relating to the right of the Company and its Affiliates to purchase Units or other Partnership Securities and exercise rights related thereto);

(k) Section 7.7 (“Indemnification”), solely with respect to any decision by the Company to exercise its rights as an “Indemnitee” (as defined in the Partnership Agreement);

(l) Section 7.12 (“Registration Rights of the General Partner and its Affiliates”), solely with respect to any decision to exercise registration rights of the Company;

(m) Section 11.1 (“Withdrawal of the General Partner”), solely with respect to the decision by the Company to withdraw as General Partner of the Partnership and to give notices required thereunder;

(n) Section 11.3(a) and (b) (“Interest of Departing General Partner and Successor General Partner”); and

(o) Section 15.1 (“Right to Acquire Limited Partner Interests”).

B-1 to Exhibit D